Exhibit 10.2

Execution Version

THIRD AMENDED AND RESTATED TERM LOAN CREDIT FACILITY AGREEMENT

PROVIDING FOR A

SENIOR SECURED TERM LOAN

IN THE AMOUNT OF UP TO $28,831,148.32

BY AND AMONG

MANTENIMIENTO EXPRESS MARÍTIMO, S.A.P.I. DE C.V.,

as Borrower

DNB BANK ASA, NEW YORK BRANCH

as Facility Agent and Collateral Agent,

and

the Institutions

identified on Schedule 1-A,

as Lenders

as of September 29, 2022

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7.4	Computations; Banking Day	39

7.5	Application of Moneys Prior to an Event of Default	39

7.6	FATCA Information	40

7.7	FATCA Deduction.	40

8. EVENTS OF DEFAULT		41

8.1	Events of Default	41

8.2	Indemnification	44

8.3	Application of Moneys After an Event of Default	44

9. COVENANTS		44

9.1	Affirmative Covenants	44

9.2	Negative Covenants	52

9.3	Financial Covenants	56

9.4	Asset Maintenance	56

9.5	Substitution of Relevant Vessels	56

10. ACCOUNTS		57

10.1	Accounts	57

10.2	Application of Accounts	57

11. ASSIGNMENT		58

12. ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC.		59

12.1	Illegality	59

12.2	Increased Costs	59

12.3	Lender’s Certificate Conclusive	60

12.4	Compensation for Losses	60

12.5	Market Disruption	60

13. CURRENCY INDEMNITY		60

13.1	Currency Conversion	60

13.2	Change in Exchange Rate	60

13.3	Additional Debt Due	60

13.4	Rate of Exchange	61

14. FEES AND EXPENSES		61

14.1	Fees	61

14.2	Expenses	61

15. APPLICABLE LAW, JURISDICTION AND WAIVER		61

15.1	Applicable Law	61

15.2	Jurisdiction	61

15.3	WAIVER OF IMMUNITY	62

15.4	WAIVER OF JURY TRIAL	62

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16. THE FACILITY AGENT AND COLLATERAL AGENT		62

16.1	Appointment of the Facility Agent and Collateral Agent	62

16.2	Collateral Agent as Trustee	62

16.3	Distribution of Payments	63

16.4	Holder of Interest in Note	63

16.5	No Duty to Examine, Etc	63

16.6	The Facility Agent as Lender	63

16.7	Acts of the Facility Agent	63

16.8	Certain Amendments	64

16.9	Assumption re Event of Default	64

16.10	Limitations of Liability	65

16.11	Indemnification of the Facility Agent	65

16.12	Consultation with Counsel	65

16.13	Resignation	65

16.14	Representations of Lenders	66

16.15	Reversal of Redistribution	66

16.16	Erroneous Payments.	67

17. NOTICES AND DEMANDS		68

17.1	Notices	68

18. MISCELLANEOUS		69

18.1	Time of Essence	69

18.2	References	69

18.3	Further Assurances	69

18.4	Prior Agreements, Merger	69

18.5	Entire Agreement; Amendments	69

18.6	Indemnification	70

18.7	USA Patriot Act Notice; OFAC and Bank Secrecy Act	70

18.8	Remedies Cumulative and Not Exclusive; No Waiver	70

18.9	Successors and Assigns	71

18.10	Invalidity	71

18.11	Counterparts; Electronic Delivery	71

18.12	Headings	71

18.13	Disclosure	71

18.14	Contractual Recognition of Bail-In	71

18.15	CEA Eligible Contract Participant	72

18.16	Amendment and Restatement.	72

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SCHEDULES

1	The Lenders and the Loans/The Agents
2	Vessels
3	Disclosure
4	Approved Ship Brokers
5	Repayment Schedule

EXHIBITS

A	Form of Promissory Note
B	[Intentionally Omitted]
C	[Intentionally Omitted]
D	Form of Earnings Assignment
E	Form of Collection Rights Assignment
F	Form of Insurances Assignment
G	Form of Charter Assignment
H	Form of Account Pledge Agreement
I	Form of Assignment and Assumption Agreement
J	Form of Compliance Certificate
K	[Intentionally Omitted]
L	Form of Manager’s Undertaking

-iv-

THIRD AMENDED AND RESTATED SENIOR SECURED

TERM LOAN CREDIT FACILITY AGREEMENT

THIS THIRD AMENDED AND RESTATED SENIOR SECURED TERM LOAN CREDIT FACILITY AGREEMENT (this “Agreement”) is made as of September 29, 2022, by and among (1) MANTENIMIENTO EXPRESS MARÍTIMO, S.A.P.I. DE C.V., a company organized and existing under the laws of the United Mexican States (the “Borrower”), as borrower, (2) the institutions listed on Schedule 1-A, as lenders (together with any bank, institution or institutional lender which becomes a Lender pursuant to Section 11, the “Lenders”), and (3) DNB BANK ASA, NEW YORK BRANCH (“DNB”), as facility agent for the Creditors (as defined below) (in such capacity, the “Facility Agent”) and as collateral agent for the Creditors with respect to all Collateral (in such capacity, the “Collateral Agent”).

WITNESSETH THAT:

WHEREAS, on January 20, 2015 (the “Original Closing Date”), the Borrower entered into a senior secured term loan credit facility agreement by and among (i) the Borrower, as borrower, (ii) DVB Bank America N.V. (“DVB Bank”), as facility agent and collateral agent and (iii) certain financial institutions named therein as lenders and swap banks (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, including that certain amended and restated senior secured term loan credit facility agreement, dated as of December 16, 2016, and that certain Second Amended and Restated Senior Secured Term Loan Credit Facility Agreement dated as of July 8, 2022, the “Original Facility Agreement”);

WHEREAS, in accordance with that certain letter agreement, dated as of May 18, 2022, the outstanding portion of the Facility owed to DVB Bank SE, as lender under the Original Facility Agreement in the principal amount of $30,063,628.33 (the “OVH Subordinated Loan”) was purchased by Offshore Vessel Holdings, S.A.P.I. de C.V. (“OVH”), an Affiliate of the Borrower, which was subsequently converted to a separate debt instrument evidenced by that certain subordinated loan agreement dated May 18, 2022 entered into by the Borrower and OVH (the “OVH Subordinated Loan Agreement”);

WHEREAS, pursuant to and in accordance with the terms of that certain subordination and intercreditor agreement (the “Subordination and Intercreditor Agreement”), dated as of May 18, 2022, the obligations of the Borrower owed under the OVH Subordinated Loan Agreement, and the security interests granted to secure such obligations, are subordinated to those held by the Creditors under this Agreement and the other Finance Documents;

WHEREAS, pursuant to that certain successor agent agreement (the “Successor Agent Agreement”), dated as of June 29, 2022, DVB Bank transferred and assigned, and DNB assumed and accepted, all of DVB Bank’s duties, obligations, responsibilities and rights as “Facility Agent” for the Creditors and as “Collateral Agent” for the Creditors under this Agreement and the other Finance Documents;

WHEREAS, pursuant to separate letter agreements dated as of the date hereof, the outstanding portions of the Facility owed to DNB Capital LLC and The Governor and Company of the Bank of Ireland, as lenders under the Original Facility Agreement in the principal amount of $28,831,148.32 was purchased by SEACOR Marine Capital Inc. (“SMCI”), such that SMCI is the sole lender under the Facility;

WHEREAS, the parties hereto desire to amend and restate the Original Facility Agreement to, among other things, (i) modify the definition of “Change of Control”, (ii) modify the maturity date of the Facility, (iii) change the interest rate of the Facility, (iv) reduce the amount of cash required to be retained by the Borrower; and (v) amend certain other terms of the Original Facility Agreement, upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as set forth below:

1. DEFINITIONS

1.1 Specific Definitions.

In this Agreement the words and expressions specified below shall, except where the context otherwise requires, have the meanings attributed to them below:

“Acceptable Accounting Firm”	means PriceWaterhouseCoopers or such other accounting firm acceptable to the Lenders in their sole discretion;

“Acceptable Charter”	means, with respect to a Mexican-flagged Vessel, a Pemex Charter or any time charter, or other employment acceptable to the Facility Agent, under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos) with an Acceptable Charterer, with rates (denominated in Dollars), projected cash flow, and all other terms and conditions satisfactory to the Facility Agent or, with respect to a non-Mexican flagged Vessel, any other Charter Party Agreement;

“Acceptable Charterer”	means Pemex or such other Person acceptable to the Lenders in their sole discretion;

“Account(s)”	means each or any of the Earnings Account, Drydock Reserve Account, Retention Account, Peso Trust Account, US Dollar Trust Earnings Account, US Dollar Trust Drydock Reserve Account and US Dollar Trust Retention Account, and any other accounts, including without limitation, accounts of any Obligor into which Cash Equivalents may be deposited;

“Account Pledge Agreements”	means the Earnings Account Pledge Agreement, the Retention Account Pledge Agreement and the Drydock Reserve Account Pledge Agreement;

“Advance(s)”	means any amount advanced to the Borrower with respect to the Facility pursuant to Section 3 or (as the context may require) the aggregate amount of all Advances for the time being outstanding;

“Affected Financial Institution”	means (a) any EEA Financial Institution or (b) any UK Financial Institution;

“Affiliate”	means with respect to any Person, any other Person who directly or indirectly controls, is controlled by or under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any Person means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person whether through ownership of voting securities or by contract or otherwise;

“Agreement”	means this Senior Secured Term Loan Credit Facility Agreement, as the same shall be amended, amended and restated, modified or supplemented from time to time;

“AHTS”	means an anchor handling tug/supply vessel;

“Anti-Money Laundering Laws”	has the meaning ascribed thereto in Section 2.1(u) hereof;

“Applicable Rate”	means the rate of interest applicable to the Facility pursuant to Section 6.1;

“Assignment and Assumption Agreement(s)”	means the Assignment and Assumption Agreement(s) executed pursuant to Section 11 substantially in the form set out in Exhibit I;

“Assignment Notices”	means notices by the relevant Security Party to be given pursuant to each of the respective Assignments;

“Assignments”	means the Earnings Assignments, the Insurances Assignments, the Collection Rights Assignments and the Charter Assignments;

“Available Tenor”	has the meaning given thereto in Section 6.5(e);

“Bail-In Action”	means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation”

(a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b) in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Banking Day(s)”	means day(s) on which banks are open for the transaction of business in New York, USA, Mexico City, Mexico, and Oslo, Norway;

“Benchmark”	has the meaning given thereto in Section 6.5(e);

“Benchmark Replacement”	has the meaning given thereto in Section 6.5(e);

“Benchmark Replacement Adjustment”	has the meaning given thereto in Section 6.5(e);

“Benchmark Replacement Date”	has the meaning given thereto in Section 6.5(e);

“Benchmark Transition Event”	has the meaning given thereto in Section 6.5(e);

“Benchmark Transition Start Date”	has the meaning given thereto in Section 6.5(e);

“Benchmark Unavailability Period”	has the meaning given thereto in Section 6.5(e);

“Borrower”	has the meaning ascribed thereto in the preamble;

“Cash Equivalents”	means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof or, the District of Columbia or any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $500,000,000, having maturities of not more than one year from the date of acquisition by such Person, (c) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any issuer rated at least A-1 by S&P or at least P-1 by Moody’s (or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally), and in each case maturing not more than one year after the date of acquisition by such Person or (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above;

“Change of Control”	means (i) the Sponsor ceases to directly or indirectly own 100% of the shares in the Shareholders, or (ii) the Shareholders cease to, beneficially through the Guarantee, Administration and Source of Payment Trust Agreement or directly, own 100% of the shares in the Borrower; for the avoidance of doubt, notwithstanding the foregoing, the execution by the Shareholders and the Borrower of the Guarantee, Administration and Source of Payment Trust Agreement in respect of the contribution of the shares it owns in its Subsidiaries shall not be considered a Change of Control;

“Charter Assignments”	means the assignments in respect of each of the Charter Party Agreements relating to non-Mexican flagged Relevant Vessels, to be executed by the relevant Obligor in favor of the Collateral Agent, substantially in the form set out in Exhibit G;

“Charter Party Agreements”	means charter party agreements, or other employment acceptable to the Facility Agent, relating to the Relevant Vessels entered into between the relevant Obligor and any Acceptable Charterer, satisfactory to the Facility Agent in form and substance;

“Classification Society”	means any classification society acceptable to the Lenders with whom a Relevant Vessel is entered and who conducts periodic physical surveys and/or inspections of a Relevant Vessel;

“Code”	means the Internal Revenue Code of 1986, as amended, and any successor statute and regulation promulgated thereunder;

“Collateral”	means all property or other assets, real or personal, tangible or intangible, whether now owned or hereafter acquired, in which the Facility Agent, the Collateral Agent, the Trustee or any Creditor has been granted a security interest pursuant to any Security Document;

“Collateral Agent”	has the meaning ascribed thereto in the preamble;

“Collection Rights Assignment(s)”	means the assignments in respect of the collection rights arising from the Pemex Charters and any other Charter Party Agreements relating to any Relevant Vessels employed in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos), executed or to be executed by the relevant Obligor in favor of the Trustee, substantially in the form set out in Exhibit E;

“Commercial Manager”	means an Obligor, PGES, SEACOR Marine or such other commercial manager acceptable to the Lenders;

“Commitment(s)”	means, in relation to a Lender as of the Effective Date, the portion of the Facility set out opposite its name in Schedule 1-A or, as the case may be, in any relevant Assignment and Assumption Agreement, as such amount shall be reduced from time to time pursuant to Section 5;

“Compliance Certificate”	means a certificate certifying the compliance by the Borrower with all of its covenants contained herein and showing the calculations of financial covenants in reasonable detail, executed and delivered by two (2) directors of the Borrower to the Facility Agent from time to time pursuant to Section 9.1(d) in the form set out in Exhibit J, or in such other form as the Facility Agent may agree;

“Conforming Changes”	means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Banking Day,” the definition of “U.S. Government Securities Banking Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 6.5 and other technical, administrative or operational matters) that the Facility Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Facility Agent in a manner substantially consistent with market practice (or, if the Facility Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Facility Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Facility Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Finance Documents);

“Creditors”	means, collectively, the Lenders, the Facility Agent and the Collateral Agent;

“Debt Service Coverage Ratio”	means the ratio of (i) EBITDA to (ii) the scheduled principal amortizations and scheduled interest payments hereunder;

“Deed of Covenants”	means the deed of covenants on the Relevant Vessels (other than the Mexican flagged Relevant Vessels), the execution of which the Facility Agent deems advisable, to be executed by the relevant Obligor, as owner, in favor of the Collateral Agent, and to be acceptable to the Lenders in form and substance;

“Default”	means any event which with the giving of notice or lapse of time or both would constitute an Event of Default;

“Default Rate”	has the meaning ascribed thereto in Section 6.2;

“Designated Jurisdiction”	means the United States, the United Mexican States, the Republic of Marshall Islands or another jurisdiction acceptable to the Lenders, in which the relevant Vessel is flagged;

“DOC”	means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

“Dollars” and the sign “$”	means the legal currency, at any relevant time hereunder, of the United States and, in relation to all payments hereunder, in same day funds settled through the New York Clearing House Interbank Payments System (or such other Dollar funds as may be determined by the Facility Agent to be customary for the settlement in New York City of banking transactions of the type herein involved);

“Drydock Reserve Account”	means the account of an Obligor, denominated in Dollars, to be established, if, and to the extent that, any Relevant Vessels are employed in a trade other than in Mexico under the Mexican Navigation and Commerce Law (Ley de Navegación y Comercio Marítimos), with a financial institution acceptable to the Facility Agent, into which the Drydock Reserve Amounts of all such Relevant Vessels are paid;

“Drydock Reserve Account Pledge Agreement”	means the pledge over the Drydock Reserve Account to be executed by an Obligor in favor of the Collateral Agent, if necessary, substantially in the form set out in Exhibit H, to be governed by the laws of the State of New York;

“Drydock Reserve Amounts”	means (x) for the period commencing on the ten (10) month anniversary of the Original Closing Date and ending on the three (3) year anniversary date of the Original Closing Date, $140,000 and (y) thereafter, $285,000, or such amount as may be adjusted from time to time with the Lenders’ prior written consent, which is paid on a monthly basis from (i) US Dollar Trust Earnings Account, with respect to all of the Relevant Vessels employed in Mexico under the Mexican Navigation and Commerce Law (Ley de Navegación y Comercio Marítimos), or (ii) Earnings Account with respect to all of the Relevant Vessels that are employed in a trade other than in Mexico under the Mexican Navigation and Commerce Law (Ley de Navegación y Comercio Marítimos) and which shall be used for drydocking expenses;

“Earnings Account”	means the account of any Obligor, denominated in Dollars, to be established, if, and to the extent that, any Relevant Vessels are not employed in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos), with DNB or such other financial institution acceptable to the Majority Lenders, into which the earnings of all of such Relevant Vessels are paid;

“Earnings Account Pledge Agreement”	means the pledge over the Earnings Account to be executed by the relevant Obligor in favor of the Collateral Agent, if necessary, substantially in the form set out in Exhibit H, to be governed by the laws of the State of New York;

“Earnings Assignments”	means the assignments in respect of the earnings and the requisition compensation of the Relevant Vessels, except for such Vessels employed with Pemex, from any and all sources, to be executed by the relevant Obligor in favor of the Collateral Agent, substantially in the form set out in Exhibit D;

“EBITDA”	means, with respect to any Person for any period, consolidated net income, plus consolidated interest, taxes, depreciation, amortization and other non-cash charges, to the extent deducted in calculating net income;

“EEA Financial Institution”	means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country”	means any of the member states of the European Union, Iceland, Liechtenstein, and Norway;

“EEA Resolution Authority”	means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution;

“Effective Date”	means September 29, 2022;

“Eligible Assignee”	means: (a) any commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000, (b) any commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (the “OECD”) or has concluded special lending arrangements with the International Monetary Fund Associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (b), (c) the central bank of any country that is a member of the OECD, or (d) any Affiliate of any existing Lender; provided, that such Person described in clauses (a), (b), (c) and (d) above is (i) the effective beneficiary, (ii) for tax purposes, is a resident of a country which has entered with Mexico into a treaty to avoid double taxation, and (iii) authorized to act as a credit institution under the laws of its jurisdiction of incorporation or formation, or it is regarded as an “investment bank” under Mexican Income Tax Law provisions and current Tax Miscellaneous Resolution (“Resolución Miscelánea Fiscal”), unless otherwise agreed by the Borrower;

“Environmental Affiliate(s)”	means any person or entity, the liability of which for Environmental Claims the Security Parties or any Subsidiary may have assumed by contract or operation of law;

“Environmental Approval(s)”	has the meaning ascribed thereto in Section 2.1(q);

“Environmental Claim(s)”	has the meaning ascribed thereto in Section 2.1(q);

“Environmental Law(s)”	has the meaning ascribed thereto in Section 2.1(q);

“ERISA”	means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute and any regulation promulgated thereunder;

“ERISA Affiliate”	means a trade or business (whether or not incorporated) that, together with any Security Party or any Subsidiary, would be deemed a single employer under Section 414 of the Code or which would be considered a member of a “controlled group” with any Security Party or any Subsidiary under Section 4001 of ERISA;

“ERISA Funding Event”	means (i) any failure by any Plan to satisfy the minimum funding standards (for purposes of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (ii) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iii) the failure by any Security Party or any Subsidiary or ERISA Affiliate to make any required contribution to a Multiemployer Plan; (iv) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430(i) of the Code); (v) the incurrence by any Security Party or any Subsidiary or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (vi) the receipt by any Security Party or any Subsidiary or ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Security Party or any Subsidiary or ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA, in reorganization within the meaning of Section 4241 of ERISA, or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; (vii) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period to the PBGC is waived); or (viii) the existence with respect to any Plan of a “prohibited transaction” for purposes of Section 406 of ERISA or Section 4975 of the Code;

“ERISA Termination Event”	means (i) the imposition of any lien under Section 430(k) of the Code or any other lien in favor of the PBGC or any Plan or Multiemployer Plan on any asset of any Security Party or any Subsidiary or ERISA Affiliate thereof in connection with any Plan or Multiemployer Plan; (ii) the receipt by any Security Party or any Subsidiary or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan under Section 4042 of ERISA; (iii) the filing of a notice of intent to terminate a Plan under Section 4041 of ERISA; (iv) the institution of proceeding to terminate a Plan or a Multiemployer Plan; (v) the incurrence by any Security Party or any Subsidiary or ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; or (vi) the occurrence of any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan;

“EU Bail-In Legislation Schedule”	means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Event(s) of Default”	means any of the events set out in Section 8.1;

“Exchange Act”	means the Securities and Exchange Act of 1934, as amended;

“Facility”	means the senior secured term loan facility made available by the Lenders to the Borrower hereunder and as further described in Clause 3.2, or the balance thereof from time to time outstanding;

“Facility Agent”	has the meaning ascribed thereto in the preamble;

“Fair Market Value”	means at any time and from time to time, in respect of (i) any Vessel that is less than eighteen hundred (1,800) DWT, one (1) desk-top charter free appraisal on an “as is”, “willing seller, willing buyer” basis of such Vessel from Dufour, Laskay & Strouse and (ii) a Vessel that is equal to or greater than eighteen hundred (1,800) DWT, the average of two (2) desk-top charter-free appraisals on an “as is”, “willing seller, willing buyer” basis of such Vessel from the ship brokers listed in Schedule 4 or such other independent ship brokers selected by the Facility Agent, provided that at least one of the independent ship brokers must be selected by the Facility Agent and, if requested by the Borrower, the Borrower may choose the second independent ship broker to provide one appraisal from the list set forth in Schedule 4; provided further that if one of the appraisals provides a Vessel value that is more than one hundred ten percent (110%) of the Vessel value set forth in the second appraisal, the Fair Market Value shall be the average of (1) the two original appraisals and (2) a third appraisal from an independent ship broker listed in Schedule 4, or, if not listed in Schedule 4, an independent ship broker selected by the Borrower and approved by the Facility Agent (which approval shall not be unreasonably withheld). No appraisal is to be dated more than two (2) weeks prior to the date on which a determination of Fair Market Value is required pursuant to this Agreement;

“FATCA”	means (i) sections 1471 to 1474 of the Code or any associated regulations or other official guidance; (ii) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or (iii) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction”	means a deduction or withholding from a payment under this Agreement, the Note, any Security Document required by FATCA;

“FATCA Exempt Party”	means a Party that is entitled to receive payments free from any FATCA Deduction;

“Federal Funds Effective Rate”	means for any period, a fluctuating interest rate for each day during such period equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by the Facility Agent from three (3) Federal Funds brokers of recognized standing selected by the Facility Agent;

“Fee Letter”	means any fee letter or other agreement designated as a “Fee Letter” evidencing fees payable to any Creditor hereunder;

“Final Payment Date”	means September 30, 2023; provided that if any such date is not a Banking Day, then the Final Payment Date shall be the immediately preceding Banking Day;

“Finance Documents”	means this Agreement, the Note, the Subordination and Intercreditor Agreement, any Fee Letter and the Security Documents;

“Floor”	means a rate of interest equal to 0.00%;

“Foreign Plan”	means an employee benefit plan, program, policy, scheme or arrangement that is not subject to United States law and is maintained or contributed to by any Security Party or any Subsidiary or for which any Security Party or any Subsidiary has or could have any liability;

“Foreign Termination Event”	means the occurrence of an event with respect to the funding or maintenance of a Foreign Plan, that could reasonably be expected to result in a lien on, or seizure of, any of the Collateral;

“Foreign Underfunding”	means the excess, if any, of the accrued benefit obligations of a Foreign Plan (based on those assumptions used to fund that Foreign Plan or, if that Foreign Plan is unfunded, based on those assumptions used for financial accounting statement purposes or, if accrued benefit obligations are not calculated for financial accounting purposes, based on such reasonable assumptions as may be approved by the Obligors’ independent auditors for these purposes) over the assets of such Foreign Plan;

“GAAP”	means generally accepted accounting principles for the United States as from time to time in effect;

“GMA”	means Grupo Mexicano de Aeronáutica, S.A. de C.V., a Mexican company;

“Governmental Authority”	means any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator;

“Guarantee, Administration and Source of Payment Trust Agreement”	means the Mexican law-governed ninth amended and restated Irrevocable Guarantee, Administration and Source of Payment Trust Agreement No. DB/1590 (before F/1590), dated as of December 15, 2021, among, inter alios, the Borrower, OTM, GMA, SEACOR International, as settlor and second beneficiary, and DNB Bank ASA, New York Branch, as collateral agent, on behalf of the Creditors as first beneficiary, and the Trustee, as trustee, as further amended, amended and restated, supplemented or otherwise modified from time to time;

“Indebtedness”	means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, including all monies drawn down under this Agreement, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof or the completion of such services, except trade payables, (v) all obligations on account of principal of such Person as lessee under capitalized leases, (vi) all indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; provided that the amount of such indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such indebtedness, and (vii) all indebtedness of other Persons guaranteed by such Person to the extent guaranteed; the amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any indebtedness issued with original issue discount is the face amount of such indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with MFRS;

“Indemnitee”	has the meaning ascribed thereto in Section 18.6;

“Insurances Assignments”	means the first priority assignments in respect of the insurances over the Relevant Vessels to be executed by the relevant Obligor in favor of the Collateral Agent, substantially in the form set out in Exhibit F;

“Interest Period”	means, with respect to the Facility, each three (3) month period and such shorter period agreed by the Borrower and the Lenders;

“Inventory of Hazardous Materials”	has the meaning specified in Resolution MEPC.269(68) of the International Maritime Organization;

“ISM Code”	means the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISPS Code”	means the International Ship and Port Facilities Code adopted by the International Maritime Organization at a conference in December 2002 and amending the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC”	means the International Ship Security Certificate issued pursuant to the ISPS Code;

“Lenders”	has the meaning ascribed thereto in the preamble;

“Majority Lenders”	means, at any time, Lenders whose combined Commitments exceed 66.67% of the total Commitments;

“Manager’s Undertaking(s)”	means letters of undertaking to be issued by any party other than the Obligors that is or becomes the Technical Manager or the Commercial Manager to the Facility Agent, substantially in the form set out in Exhibit L or in such form acceptable to the Lenders, pursuant to which such Technical Manager and such Commercial Manager shall subordinate their respective rights to those of the Facility Agent;

“Margin”	means a rate of interest per annum of 5.00%;

“Market Disruption Event”	has the meaning ascribed thereto in Section 12.5;

“Market Disruption Notification”	has the meaning ascribed thereto in Section 12.5;

“Material Adverse Effect”	means a material adverse effect on (i) the ability of the Borrower to repay the Facility or perform any of its obligations hereunder or under the Note, (ii) the ability of any Security Party to perform its obligations under any Finance Documents to which it is a party, (iii) the business, property, assets, liabilities, operations, or financial condition of the Security Parties taken as a whole or (iv) the legality, validity or enforceability of any Finance Document;

“Materials of Environmental Concern”	has the meaning ascribed thereto in Section 2.1(p);

“Mexico”	means the United Mexican States including the Mexican Marine Zones (Zonas Marinas Mexicans) as defined in the Mexican Federal Law of the Sea (Ley Federal del Mar);

“MFRS”	means Mexican financial reporting standards which are identified as “Normas de Información Financiera” or “NIFs” issued by the Mexican “Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera, A.C.” from time to time in effect;

“Mortgages”	means, as applicable, the first preferred ship mortgage(s), first priority naval mortgage(s) or the first priority mortgages (together with the Deeds of Covenants collateral thereto where applicable), on the Relevant Vessels (other than the Mexican flagged Vessels) under the laws of the relevant Designated Jurisdiction, to be executed by the relevant Obligor, as owner, in favor of the Collateral Agent, and to be acceptable to the Lenders in form and substance;

“MTSA”	means the Maritime & Transportation Security Act, 2002, as amended, inter alia, by Public Law 107-295;

“Multiemployer Plan”	means, at any time, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Security Party or any Subsidiary or ERISA Affiliate has or could have any liability or obligation to contribute;

“Note”	means the promissory note to be executed by the Borrower to the order of the Facility Agent to evidence the Facility, substantially in the form set out in Exhibit A or otherwise acceptable to the Facility Agent (as such promissory note may be amended, amended and restated, supplemented or otherwise modified from time to time);

“Obligor”	means the Borrower and any other Person designated by the Borrower and the Facility Agent as an Obligor after the Effective Date for the purposes of this Agreement;

“Operator”	means, with respect to any Vessel, the Person who is concerned with the operation of such Vessel and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Original Closing Date”	has the meaning ascribed thereto in the preamble;

“OTM”	means Operadora de Transportes Marítimos, S.A. de C.V., a Mexican company;

“Party”	means any Creditor or any Security Party;

“Payment Dates”	means each of the payment dates indicated on Schedule 5, with the last Payment Date being the Final Payment Date;

“PBGC”	means the Pension Benefit Guaranty Corporation or any successor entity thereto;

“Pemex”	means Petroleos Mexicanos, a state productive entity (empresa productiva del estado), organized and existing under the laws of the United Mexican States, including any affiliate or subsidiary thereof;

“Pemex Charter(s)”	means a Charter Party Agreement between Pemex and the relevant Obligor relating to a Vessel;

“Periodic Term SOFR Determination Day”	has the meaning specified in the definition of “Term SOFR”;

“Person”	means any individual, sole proprietorship, corporation, partnership (general or limited), limited liability company, business trust, bank, trust company, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof;

“Peso Trust Account”	means the account, established by the Trustee, into which the Mexican Peso denominated earnings of the Relevant Vessels employed in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos) will be paid;

“PGES”	means Proyectos Globales de Energía y Servicios CME S.A. de C.V.;

“Plan”	means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect to which any Security Party or any Subsidiary or ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA;

“Proceeding”	has the meaning ascribed thereto in Section 8.1(j);

“PSV”	means a platform supply vessel;

“Regulation T”	means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time;

“Regulation U”	means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time;

“Regulation X”	means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time;

“Relevant Government Body”	has the meaning given thereto in Section 6.5(e);

“Relevant Vessel(s)”	means, the Vessels listed in Schedule 2 or any other vessel pledged as collateral to secure the obligations arising under the Finance Documents;

“Repayment Ratio”	means a fraction, the numerator of which is the Fair Market Value of the sold or lost Relevant Vessel and the denominator of which is the aggregate Fair Market Value of the Relevant Vessels;

“Required Percentage”	means two hundred twenty-five percent (225%) of the outstanding amount of the Facility;

“Resolution Authority”	means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority;

“Restricted Party”

means any Person:

(i) that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

(ii) that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country or territory which is subject to comprehensive country-wide Sanctions Laws; or

(iii) that is directly or indirectly owned or controlled by a person referred to in (i) and/or (ii) above; or

(iv) with which any Lender is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws;

“Retention Account”	means the account of an Obligor, denominated in Dollars, to be established, if, and to the extent that, any Relevant Vessels are employed in a trade other than in Mexico under the Mexican Navigation and Commerce Law (Ley de Navegación y Comercio Marítimos) with a financial institution acceptable to the Majority Lenders, into which the Retention Amounts of all such Relevant Vessels are paid;

“Retention Account Pledge Agreement”	means the pledge over the Retention Account to be executed by an Obligor in favor of the Collateral Agent, if necessary, substantially in the form set out in Exhibit H, to be governed by the laws of the State of New York;

“Retention Amounts”	means one-third (1/3) of the amount due on the following Payment Date (including principal, interest and any amount payable under any Interest Rate Agreement) which is paid (i) from the US Dollar Trust Earnings Account with respect to all of the Relevant Vessels employed in Mexico under the Mexican Navigation and Commerce Law (Ley de Navegación y Comercio Marítimos) and (ii) from the Earnings Account with respect to all of the Relevant Vessels employed in a trade other than in Mexico under the Mexican Navigation and Commerce Law (Ley de Navegación y Comercio Marítimos), on a monthly basis and which shall be used to repay the Advances;

“Sanctions Authority”	means the United Nations, the European Union, the United States of America, the United Kingdom, the Norwegian State, and any authority acting on behalf of any of them in connection with Sanctions Laws;

“Sanctions Laws”	means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, Executive Orders or notices from regulators implemented, adopted, imposed, administered, enacted and/or enforced by any Sanctions Authority;

“Sanctions List”	means any list of persons or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority;

“SEACOR International”	means SEACOR Marine International LLC, a Delaware limited liability company;

“SEACOR Marine”	means SEACOR Marine LLC, a Delaware limited liability company;

“Security Document(s)”	means the Account Pledge Agreements, the Guarantee, Administration and Source of Payment Trust Agreement, the Mortgages, the Deeds of Covenants, the Earnings Assignments, the Insurances Assignments, the Charter Assignments, the Collection Rights Assignments and any other documents that may be executed as security for the Facility and the Borrower’s obligations in connection therewith;

“Security Party(ies)”	means each or any of the Borrower and the Shareholders;

“Shareholders”	means any of OTM and SEACOR International;

“SMC”	means the safety management certificate issued in respect of each Vessel in accordance with rule 13 of the ISM code;

“SOFR”	means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator;

“SOFR Administrator”	means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate);

“Specified Vessels”	means the vessels CASPIAN and BALTIC;

“Sponsor(s)”	means PGES;

“Subsidiary(ies)”	means, with respect to any Obligor, any business entity of which more than 50% of the outstanding voting stock or other equity interest is owned directly or indirectly by such Obligor and/or one or more other Subsidiaries of such Obligor;

“Substitute Vessel”	has the meaning ascribed thereto in Section 9.5;

“Taxes”	means any present or future income or other taxes, levies, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority whatsoever, except for taxes on or measured by the overall net income of each Creditor imposed by its jurisdiction of incorporation or applicable lending office, the United States, the State or City of New York or any governmental subdivision or taxing authority of any thereof or by any other taxing authority having jurisdiction over such Creditor (unless such jurisdiction is asserted by reason of the activities of any Security Party or any Subsidiary) and excluding any taxes imposed under FATCA;

“Technical Manager”	means an Obligor, SEACOR Marine or such other technical manager acceptable to the Lenders;

“Term SOFR”	means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Banking Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Banking Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Banking Day is not more than three (3) U.S. Government Securities Banking Days prior to such Periodic Term SOFR Determination Day; provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor;

“Term SOFR Administrator”	means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Facility Agent in its reasonable discretion);

“Term SOFR Reference Rate”	means the forward-looking term rate based on SOFR;

“Third Party Charters”	means all charters on the Relevant Vessels;

“Total Loss”	means, with respect to any Relevant Vessel: (i) actual, constructive or compromised or arranged total loss of such Vessel; (ii) such Vessel is condemned, confiscated, requisitioned, captured, seized or subjected to forfeiture, or title thereto is taken (other than a requisition for use by any governmental or purported governmental authority); (iii) capture, seizure, arrest, detention or confiscation of such Vessel by any government or by persons acting or purporting to act on behalf of any government unless such Vessel be released and restored to the relevant Obligor, as owner of record, from such capture, seizure, arrest, detention or confiscation within one hundred eighty (180) days after the occurrence thereof; or (iv) there is a theft or disappearance of such Vessel for a period extending past three (3) months subsequent to the occurrence of such theft or disappearance;

“Trustee”	means CIBanco, S.A., Institución de Banca Múltiple, as successor of Deutsche Bank México, S.A., Institución de Banca Multiple, Division Fiduciaria;

“UK Financial Institution”	means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms;

“UK Resolution Authority”	means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution;

“United States”	means the United States of America;

“US Dollar Trust Drydock Reserve Account”	means the account, denominated in Dollars, established by the Trustee, into which the Drydock Reserve Amounts of all Relevant Vessels employed in Mexico under the Mexican Navigation and Commerce Law (Ley de Navegación y Comercio Marítimos), are paid; it is understood that such US Dollar Trust Drydock Reserve Account as of the Original Closing Date shall hold no less than $1,785,000;

“US Dollar Trust Earnings Account”	means the account, denominated in Dollars, established by the Trustee, into which the earnings of all Relevant Vessels employed in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos) after being converted to Dollars, are paid;

“US Dollar Trust Retention Account”	means the account, denominated in Dollars, established by the Trustee, into which the Retention Amounts of all Relevant Vessels employed in Mexico under the Mexican Navigation and Commerce Law (Ley de Navegación y Comercio Marítimos), are paid;

“U.S. Government Securities Banking Day”	means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities;

“Vessel(s)”	means (i) each of the vessels identified on Schedule 2 or (ii) any Substitute Vessel pursuant to Section 9.5;

“Withdrawal Liability(ies)”	means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA; and

“Write-down and Conversion Powers”

means:

(a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b) in relation to any other applicable Bail-In Legislation:

(i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii) any similar or analogous powers under that Bail-In Legislation.

1.2 Computation of Time Periods; Other Definitional Provisions. In this Agreement, the Note and the Security Documents, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; words importing either gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement, the Note or such Security Document, as applicable; references to agreements and other contractual instruments (including this Agreement, the Note and the Security Documents) shall be deemed to include all subsequent amendments, amendments and restatements, supplements, extensions, replacements and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Agreement, the Note or any Security Document); references to any matter that is “approved” or requires “approval” of a party shall mean approval given in the sole and absolute discretion of such party unless otherwise specified.

1.3 Accounting Terms. Unless otherwise specified herein, all accounting terms used in this Agreement, the Note and in the Security Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Facility Agent or to the Lenders under this Agreement shall be prepared, in accordance with MFRS.

1.4 Certain Matters Regarding Materiality. To the extent that any representation, warranty, covenant or other undertaking of the Security Parties or any Subsidiary in this Agreement is qualified by reference to an event or events which are not reasonably expected to result in a Material Adverse Effect or language of similar import, no inference shall be drawn therefrom that the Facility Agent or any Lender has knowledge or approves of any noncompliance by the Borrower, the Security Parties or any Subsidiary with any governmental rule.

1.5 Forms of Documents. Except as otherwise expressly provided in this Agreement, references to documents or certificates “substantially in the form” of Exhibits to another document shall mean that such documents or certificates are duly completed in the form of the related Exhibits with substantive changes subject to the provisions of Section 18.5 of this Agreement, as the case may be, or the correlative provisions of the Security Documents.

2. REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties. In order to induce the Creditors to enter into this Agreement and to induce the Lenders to continue to make the Facility available, each of the Obligors hereby represents and warrants to the Creditors (which representations and warranties shall survive the execution and delivery of this Agreement and the Note) (all the representations and warranties in this Section 2 shall be deemed to be made by the Obligors on the Effective Date) that as of the Effective Date:(a) Due Organization and Power. each Security Party is duly formed and validly existing in good standing under the laws of its jurisdiction of incorporation or formation, and each Security Party has full power to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement, the Note and the Security Documents, to which it is a party, and has or will have complied with all statutory, regulatory and other requirements relative to such business and such agreements;

(b) Authorization and Consents. all necessary corporate action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit each Security Party to enter into and perform its obligations under this Agreement, the Note, and the Security Documents, to which it is a party, and, in the case of the Borrower, to borrow, service and repay the Facility, and, as of the date of this Agreement, no further consents or authorities, governmental or otherwise, are necessary for the service and repayment of the Facility or any part thereof;

(c) Binding Obligations. this Agreement, the Note, the Subordination and Intercreditor Agreement, and the Security Documents constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of each Security Party as is a party thereto, enforceable against such Security Party in accordance with their respective terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights;

(d) No Violation. the execution and delivery of, and the performance of the provisions of, this Agreement, the Note, the Subordination and Intercreditor Agreement, and those of the Security Documents to which it is a party by each Security Party do not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on such Security Party or the certificate of incorporation or by-laws (or equivalent instruments) thereof and that the proceeds of the Facility shall be used by the Borrower exclusively for its own account;

(e) Share Capital and Ownership.

(i)

OTM is the beneficial owner of 51% of the shares representative of the capital stock of the Borrower and SEACOR International is the beneficial owner of 49% of the shares representative of the capital stock of the Borrower; the Sponsor directly or indirectly owns 100% of the shares in OTM and SEACOR International; and PGES indirectly owns 100% of the shares representative of the capital stock of the Borrower;

(ii)	[Intentionally Omitted];

(iii)

As of the Effective Date, good and marketable title to one hundred percent (100%) of the shares in each of the Obligors is either (A) contributed into the Guarantee, Administration and Source of Payment Trust Agreement or (B) pledged in favor of the Collateral Agent pursuant to a Mexican law share pledge; and

(iv)

neither Obligor owns any shares of capital stock, limited liability company interest, partnership interest or any other direct or indirect equity interest in any corporation, limited liability company, partnership or other entity.

(f) Filings; Stamp Taxes. other than the recording of the Mortgages with the appropriate authorities for the Designated Jurisdiction, the registration of the transfer of shares in favor of the Trustee under the Guarantee, Administration and Source of Payment Trust Agreement in the registration book of each Obligor’s shareholders, the registration of the Guarantee, Administration and Source of Payment Trust Agreement before the Mexican Maritime Public Registry, the registration of the Collection Right Assignments before the Sole Registry of Movable Property (Registro Único de Garantías Mobiliarias), the filing of Uniform Commercial Code Financing Statements in the State of New York, the State of Delaware and the District of Columbia in respect of the Assignments, and the payment and filing or recording fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement, the Note, the Subordination and Intercreditor Agreement, or the Security Documents that any of them or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar Taxes be paid on or in relation to this Agreement, the Note, the Subordination and Intercreditor Agreement, or any of the Security Documents, other than Mexican federal withholding tax required to be withheld from each payment of interest (or any other amount deemed as interest pursuant to Mexican Income Tax Law) in an amount currently equal to 4.90% of such payment of interest; provided that such payments were made to a non-Mexican bank lender or financing entity (entidad de financiamiento) that (i) is the effective beneficiary of the respective interest income, (ii) is a resident of a country with which Mexico has signed a treaty to avoid double taxation, and the relevant requirements set forth in such treaty to enjoy the benefits set forth therein are duly and timely complied with, and (iii) has complied with the requirements for reduced withholding set forth under the Miscellaneous Tax Resolution or other applicable resolution issued by the Mexican tax authorities from time to time;

(g) Approvals Consents and Licenses. all approvals, consents and licenses required, whether by statute or otherwise, in connection with the entry into and performance by any Obligor, and the validity and enforceability against any Obligor, of this Agreement, the Note, the Subordination and Intercreditor Agreement, and the Security Documents have been obtained and are in full force and effect;

(h) Litigation. no action, suit or proceeding is pending or threatened against any Obligor before any court, board of arbitration or administrative agency which is reasonably likely to result in a Material Adverse Effect;

(i) No Default. no Default or Event of Default has occurred and is continuing, and neither an Obligor nor any Subsidiary thereof is in default under any material agreement by which it is bound, or is in default in respect of any financial commitment or obligation;

(j) Vessels. during the term of this Facility, the Relevant Vessels shall be:

(i)	in the sole and absolute ownership of an Obligor and duly registered in the name of such Obligor, under the flag of the Designated Jurisdiction, unencumbered save and except,

(1)	in the case of any non-Mexican flagged Vessels, for the Mortgages thereon in favor of the Collateral Agent recorded against it,

(2)	in the case of the Mexican flagged Vessels, for the Guarantee, Administration and Source of Payment Trust Agreement thereon in favor of the Collateral Agent, or

(3)	in each case, as otherwise permitted by the Mortgage or Guarantee, Administration and Source of Payment Trust Agreement and Deed of Covenants, as applicable;

(ii)	classed in the highest classification and rating for vessels of the same age and type with the Classification Society without any overdue or material outstanding recommendations;

(iii)	operationally seaworthy and in every way fit for its intended service;

(iv)

insured in accordance with the provisions of the Mortgage recorded against it or as required pursuant to the Deed of Covenants and the Guarantee, Administration and Source of Payment Trust Agreement, as applicable, and the requirements thereof in respect of such insurances will have been complied with; and

(v)

in compliance with all relevant laws, regulations and requirements (including environmental laws, regulations, and requirements), statutory or otherwise, as are applicable to (A) vessels documented under the flag of the Designated Jurisdiction and (B) vessels engaged in a trade similar to that performed or to be performed by the Vessels, except where the failure to so comply would not have a Material Adverse Effect;

(k) Insurance. each Obligor and each Subsidiary has insured its properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses and as otherwise required by the Mortgages or the Deed of Covenants and the Guarantee, Administration and Source of Payment Trust Agreement, as applicable;

(l) Financial Information. all financial statements, projections, information and other data furnished by the Security Parties and each Subsidiary to the Facility Agent, on or prior to the date hereof, are complete and correct, such financial statements have been prepared in accordance with MFRS and accurately and fairly present the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements, and, since the date of such Security Party’s financial statements most recently delivered to the Facility Agent, there has been no Material Adverse Effect as to any of such parties and none thereof has any contingent obligations, liabilities for taxes or other outstanding financial obligations, except as disclosed in such statements, information and data;

(m) Tax Returns. each Obligor and each Subsidiary has filed all tax returns required to be filed by them and has paid all taxes payable by them which have become due, other than those not yet delinquent and except for those taxes being contested in good faith and by appropriate proceedings or other acts and for which adequate reserves shall have been set aside on its books;

(n) ERISA. (i) none of the Obligors, any Subsidiary or any ERISA Affiliate thereof is party to a Plan or Foreign Plan, (ii) the execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any “prohibited transaction” for purposes of Section 406 of ERISA or Section 4975 of the Code, (iii) no ERISA Termination Event has occurred or is reasonably expected to occur,

(iv) no ERISA Funding Event exists or has occurred or is reasonably expected to occur and (v) no Foreign Termination Event or Foreign Underfunding exists or has occurred or is reasonably expected to occur that, when taken together with all other ERISA Termination Events, ERISA Funding Events, Foreign Termination Events and Foreign Underfundings that exist or have occurred or which could reasonably be expected to occur, could reasonably be expected to have a Material Adverse Effect;

(o) Chief Executive Office. the Borrower’s chief executive office and principal place of business, in which the records relating to the earnings and other receivables of the Borrower are kept, is located at Sierra Nevada 130, Piso 2, Colonia Lomas de Chapultepec, Miguel Hidalgo, 11050 Mexico City, Mexico;

(p) Sanctions.

(i)	each of the Security Parties, each Subsidiary thereof, their respective directors, officers, employees or agents has been and is in compliance with Sanctions Laws; and

(ii)

none of the Security Parties, nor any Subsidiary thereof, their respective directors, officers, employees or agents is (x) a Restricted Party; or (y) is subject to, involved in, or aware of any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority.

(q) Environmental Matters and Claims. (a) except as heretofore disclosed in writing to the Facility Agent and the Lenders (i) each Obligor and its Environmental Affiliates will, when required to operate their business as then being conducted, be in compliance with all applicable United States and Mexican federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (“Environmental Laws”); (ii) each Obligor and its Environmental Affiliates will, when required, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws (“Environmental Approvals”) and will, when required, be in compliance with all Environmental Approvals required to operate their business as then being conducted; (iii) neither an Obligor nor its any of its Environmental Affiliates has received any notice of any claim, action, cause of action, investigation or demand by any person, entity, enterprise or government, or any political subdivision, intergovernmental body or agency, department or instrumentality thereof, alleging potential liability for, or a requirement to incur, material investigator costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys’ fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”) (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by an Obligor in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)); and (iv) there are no circumstances that may prevent or interfere with such full compliance in the future; and (b) except as heretofore disclosed in writing to the Facility Agent there is no Environmental Claim pending or threatened against an Obligor or its Environmental Affiliates and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against such persons the adverse disposition of which is reasonably likely to result in a Material Adverse Effect;

(r) Compliance with ISM Code, ISPS Code and MTSA. each Vessel complies and each Operator complies with the requirements, to the extent applicable, of the ISM Code, the ISPS Code, the MTSA and any Mexican laws or regulations implementing the same, as applicable, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto;

(s) No Threatened Withdrawal of DOC, ISSC or SMC. there is no actual or, to the best of each Obligor’s knowledge, threatened withdrawal of any Operator’s DOC or any Vessel’s ISSC or SMC or other certification or documentation related to the ISM Code, the ISPS Code or otherwise required for the operation in respect to any of the Vessels;

(t) Withholding Taxes. no Security Party is subject to withholding taxes in any jurisdiction nor will any Security Party be subject to withholding taxes due to the transactions contemplated by this Agreement, except for the Mexican federal withholding tax required to be withheld from each payment of interest in an amount as of the Effective Date equal to 4.90% of such payment of interest by the Borrower; provided that the beneficiary of such interest is (i) the effective beneficiary, (ii) for tax purposes, is a resident of a country which has entered with Mexico into a treaty to avoid double taxation, and (iii) authorized to act as a credit institution under the laws of its jurisdiction of incorporation or formation or it is regarded as an “investment bank” under Mexican Income Tax Law provisions and current Mexican Miscellaneous Tax Resolution (“Resolución Miscelánea Fiscal”);

(u) Money Laundering. the operations of the Security Parties are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of (i) the Mexican Federal Law to Prevent and Identify Transactions with Illegal Funds (“Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita”) and (ii) the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, as amended by the USA PATRIOT Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the applicable anti-money laundering statutes of jurisdictions where the Security Parties conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”). The Borrower requires the Facility for use in connection with its respective lawful organizational purpose and for no other purposes no Security Party nor any of their Subsidiaries has contravened any of the Anti-Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Security Parties with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Security Parties, threatened. The Borrower represents that it is the ultimate beneficiary of the Facility contemplated in this Agreement and will promptly notify the Lenders (by written notice to the Facility Agent) if it ceases to be the ultimate beneficiary. Such written notice shall disclose the name and the address of the new ultimate beneficiary;

(v) Liens. other than as disclosed on Schedule 3, there are no liens of any kind on any property owned by any Obligor or any Subsidiary, except as permitted by the Mortgages, the Deeds of Covenants or the Guarantee, Administration and Source of Payment Trust Agreement;

(w) Indebtedness. other than as disclosed in Schedule 3, neither an Obligor nor any Subsidiary has any Indebtedness;

(x) Investment Company. no Security Party is required to be registered as an “investment company” (as defined in the Investment Company Act of 1940, as amended);

(y) Margin Stock. none of the proceeds of the Facility shall be used to purchase or carry margin stock within the meanings of Regulations T, U or X of the Board of Governors of the Federal Reserve System; no Security Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System;

(z) Shareholders’ Agreements and Tax Sharing Agreements. other than as previously disclosed to the Facility Agent, there are no:

(i)

agreements entered into by any Obligor governing the terms and relative rights of its capital stock and any agreements entered into by shareholders of such Obligor with respect to its capital stock; and

(ii)	tax sharing, tax allocation and other similar agreements entered into by any Obligor;

(aa) No Proceedings to Dissolve. there are no proceedings or actions pending or contemplated by any Obligor, or contemplated by any third party, to dissolve, wind-up or terminate any Obligor;

(bb) Solvency. in the case of an Obligor, (a) the sum of its assets, at a fair valuation, does and will exceed its liabilities, including, to the extent they are reportable as such in accordance with MFRS, contingent liabilities, (b) the present fair market saleable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with MFRS, contingent liabilities, as they mature, (c) it does not and will not have unreasonably small working capital with which to continue its business and (d) it has not incurred, does not intend to incur and does not believe it will incur, debts beyond its ability to pay such debts as they mature;

(cc) Compliance with Laws. each Obligor is in compliance with all applicable laws, including but not limited to its respective jurisdiction of incorporation, the laws of the flag state of the Vessels, and the law in such places where the Vessels are operating, except where the failure to comply would not alone or in the aggregate result in a Material Adverse Effect;

(dd) No Material Adverse Effect. there has occurred no event which might reasonably be expected to cause a Material Adverse Effect;

(ee) Pari Passu. this Agreement and the Facility and the obligations of the Borrower and the other Security Parties under this Agreement and the other Finance Documents shall rank at least pari passu in right of payment with all other present and future unsecured Indebtedness of the Borrower and such other Security Parties (except for mandatory obligations preferred by law);

(ff) Good Title. (i) as of the date of each contribution of assets and rights made by any Obligor to the Trustee pursuant to the Guarantee, Administration and Source of Payment Trust Agreement, the relevant Obligor was the sole and legitimate owner of the corresponding assets and rights, (ii) each such contribution was legal, valid and enforceable against such Obligor, and (iii) it was such Obligor’s intent that the assets and rights that it contributed to the Trustee pursuant to the Guarantee, Administration and Source of Payment Trust Agreement, shall be held by the Trustee pursuant to the Guarantee, Administration and Source of Payment Trust Agreement to guarantee, and as security for, the obligations resulting from the Facility; and

(gg) Survival. all representations, warranties and covenants made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the making of the Facility and the issuance of the Note.

3. THE FACILITY.

3.1 Purposes. the Lenders have made the Facility available to the Borrower prior to the Effective Date and, subject to the satisfaction of the conditions set forth in this Agreement, shall continue to make the Facility available to the Borrower for the purpose of partially financing the Vessels.

3.2 Continuation of the Original Facility. (a) The Facility was fully drawn prior to the Effective Date pursuant to the terms of the Original Facility Agreement. This Agreement and the other Finance Documents do not extinguish the existing indebtedness of the credit facility arising under the Original Facility Agreement, nor does this Agreement constitute a novation of the Original Facility Agreement and the security documents entered in respect thereof, which shall continue to be valid and effective.

(a) As of the Effective Date, the Facility consists of one (1) tranche with a repayment schedule reflected in Schedule 5.

(b) As of the Effective Date, there is no outstanding commitment of any Lender to make any Advance available to the Borrower.

3.3 Notation of Advances on Note. Each Advance made by the Lenders to the Borrower may be evidenced by a notation of the same made by the Facility Agent on the grid attached to the Note, which notation, absent manifest error, shall be prima facie evidence of the amount of the relevant Advance.

3.4 Waiver and Defenses; Other Restrictions

(a) Waiver of Defenses

The liabilities and obligations of an Obligor shall not be impaired by:

(i)	this Agreement or any other Finance Document being or later becoming void, unenforceable or illegal as regards any other Obligor;

(ii)	any Lender or the Collateral Agent entering into any rescheduling, refinancing or other arrangement of any kind with any other Obligor;

(iii)	any Lender or the Collateral Agent releasing any other Obligor or any lien or security interest created by a Finance Document; or

(iv)	any time, waiver or consent granted to, or composition with any other Obligor or other person;

(v)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor;

(vi)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any other Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(vii)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Obligor or any other person;

(viii)

any amendment, novation, supplement, extension, restatement (however fundamental, and whether or not more onerous) or replacement of a Finance Document or any other document or security, in each case to which such Obligor is a party, including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(ix)	any unenforceability, illegality or invalidity of any obligation of any other Obligor or any other person under any Finance Document or any other document or security; or

(x)	any insolvency or similar proceedings.

(b) Deferral of Borrower’s Rights

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent (acting on the instructions of all the Lenders) otherwise directs, no Obligor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(i)	to be indemnified by any other Obligor; or

(ii)	to claim any contribution from any Obligor in relation to any payment made by it under the Finance Documents.

(c) Fraudulent Conveyance. Notwithstanding any provision to the contrary contained herein or in any other of the Finance Document, the obligations of each Obligor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit.

(d) Subordination. Any indebtedness of an Obligor now or hereafter owing to another Obligor is hereby subordinated to the obligations of such debtor Obligor owing to the Creditors; and if the Facility Agent so requests at a time when an Event of Default has occurred and is continuing, all payments with respect to such indebtedness of such debtor Obligor shall be collected, enforced and received by the Obligor holding such intercompany indebtedness for the benefit of the Creditors and be paid over to the Facility Agent on behalf of the Creditors, but without affecting or impairing in any manner the liability of any Obligor hereunder or under the provisions of the other Finance Documents. Each Obligor that is a holder of any intercompany indebtedness hereby agrees that, so long as any Default or Event of Default has occurred and is continuing hereunder, it will not sue for, or otherwise take any action to enforce the obligations to pay or amounts owing in respect of such intercompany indebtedness. Each Obligor hereby waives any requirement for marshalling of assets by the Collateral Agent or any Creditor in connection with any foreclosure of any lien of the Creditors under the Finance Documents. Each Obligor agrees that it will not, and hereby waives any right to, make any assertion or claim in any action, suit or proceeding of any nature whatsoever (including without limitation, any insolvency proceeding) in any way challenging (or supporting the challenge of ) the priority, validity, effectiveness, extent, perfection or enforceability of the liens and security interests granted to the Collateral Agent and/or any other Creditor under and in connection with the Finance Documents, or any amendment, extension, replacement thereof or any related agreement.

4. CONDITIONS

4.1 Conditions Precedent to the Occurrence of the Effective Date. The occurrence of the Effective Date hereunder shall be expressly subject to the following conditions precedent:

(a) Corporate Authority. the Facility Agent shall have received the following documents in form and substance satisfactory to the Facility Agent and the Lenders:

(i)

copies, certified as true and complete by a Mexican notary public, of the resolutions of the shareholders (or equivalent thereof) of each of the Obligors and OVH evidencing approval of this Agreement, the Note, the Subordination and Intercreditor Agreement, and the Security Documents to which it is to be a party and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(ii)

copies, certified as true and complete by (i) with respect to SEACOR International, an officer of SEACOR International and (ii) with respect to OTM, a notary public, of the resolutions of the board of directors (only with respect to SEACOR International) and shareholders, or members thereof, as the case may be, of the Shareholders, evidencing approval of the Guarantee, Administration and Source of Payment Trust Agreement and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(iii)

copies, certified as true and complete by an authorized officer of each Security Party of all documents evidencing any other necessary action (including by such parties thereto other than the Security Parties as may be required by the Facility Agent), approvals or consents with respect to this Agreement, the Note, the Subordination and Intercreditor Agreement, and the Security Documents to which it is to be a party;

(iv)

copies, certified as true and complete by (i) with respect to SEACOR International, an officer of SEACOR International and (ii) with respect to the other Security Parties, a Mexican notary public, of the certificate of incorporation and by-laws, certificate of formation and operating agreement, or equivalent instruments thereof of the Security Parties, which can be in the form of a certification that no changes have occurred since the Original Closing Date);

(v)

copies, certified as true and complete by a notary public, of the shareholder’s registry book of each of the Obligors (which, in the case of the Borrower, can be in the form of an officer’s certification that no changes have occurred since the Original Closing date);

(vi)	certificate of an authorized officer of each Security Party certifying as to the record ownership of all of its issued and outstanding capital stock or membership interests, as the case may be;

(vii)	[Intentionally Omitted];

(viii)	original of the power of attorney of each of the Obligors and OVH under which this Agreement and the Security Documents to which it is to be a party shall be executed;

(ix)	[Intentionally Omitted]; and

(x)

good standing certificates or the equivalent thereof (constancia de folio mercantil issued by the Mexican Public Registry of Commerce) with respect to each of the Security Parties issued by the appropriate authorities of the respective jurisdiction of incorporation or formation, as the case may be, of each Security Party, including with respect to the Obligors and OVH, evidence that the relevant Obligor is registered as an empresa naviera, a constancia de folio de empresa issued by the Mexican National Maritime Public Registry, to be provided within five Banking Days of the Effective Date.

(b) The Agreement and Note. the Borrower shall have duly executed and delivered to the Facility Agent (i) this Agreement and (ii) that certain Fourth Amended and Restated Note in favor of the Facility Agent for the benefit of the Lenders (and the Lenders or the Facility Agent, as the case may be, shall have marked each of the notes, if any, issued by the Borrower pursuant to the terms of the Original Credit Facility Agreement as “Cancelled” immediately upon receipt by the Facility Agent of a new Note under this paragraph (b), and use commercially reasonable efforts to return such previously issued notes to the Borrower);

(c) [Intentionally omitted];

(d) Environmental Claims. the Lenders shall be satisfied that none of the Security Parties or Environmental Affiliates thereof is subject to any Environmental Claim;

(e) Legality. the Lenders shall have received satisfactory evidence that no event or state of affairs exists which constitutes, in the opinion of the Lenders, a threat that it will be unlawful for the Obligors to make any payment as required under the terms of this Agreement, the Note, and the Security Documents;

(f) Licenses, Consents and Approvals. the Lenders shall have received satisfactory evidence that all necessary licenses, consents and approvals in connection with the transactions contemplated by this Agreement, the Note, and the Security Document have been obtained;

(g) Know Your Customer Requirements. the Facility Agent shall have received documentation to its satisfaction in connection with its know your customer requirements;

(h) Litigation. the Lenders shall have received satisfactory evidence that no action, suit or proceeding is pending or threatened against any Security Party, or any Subsidiary thereof before any court, board of arbitration or administrative agency which is reasonably likely to result in a Material Adverse Effect;

(i) Subordination and Intercreditor Agreement. the Facility Agent shall have received an accession and confirmation letter to the Subordination and Intercreditor Agreement, pursuant to which the relevant parties to this Agreement and the Subordinated Loan Agreement have acceded to such agreement;

(j) Payment of Fees. The Facility Agent shall have received (for the benefit of itself and the Lenders) any fees payable on or prior to the Effective Date pursuant to any Fee Letter;

(k) Legal Opinions. the Facility Agent, on behalf of the Creditors, shall have received legal opinions addressed to the Facility Agent and the Lenders from (i) White & Case, S.C., special Mexican counsel to the Facility Agent and (ii) such other counsel and with respect to such laws as the Facility Agent may reasonably request;

(l) [Intentionally Omitted];

(m) English Translations. if the Facility Agent so requires in respect of any of the documents referred to in this Section 4.1, a certified English translation prepared by a translator approved by the Facility Agent;

(n) Intentionally omitted;

(o) Amended and Restated Insurances Assignment. the Facility Agent shall have received an executed insurances assignment with respect to insurance policies applicable to all Relevant Vessels and all deliverables required thereunder; and

(p) Evidence of Perfection of Security. the Collateral Agent shall have received all such evidence as the Lenders shall reasonably request to ensure the perfected status of the security interests in all Collateral.

4.2 Conditions Subsequent to the Occurrence of the Effective Date. Within ten (10) Banking Days after the Effective Date:

(a) Amendment to the Guarantee, Administration and Source of Payment Trust Agreement. The Facility Agent shall have received evidence that the parties to the Guarantee, Administration and Source of Payment Trust Agreement have duly executed an amendment thereto to provide for, the modifications to the terms of the Facility contained herein, it being understood that the failure of the Borrower to timely satisfy this condition subsequent shall constitute an immediate Event of Default hereunder.

5. REPAYMENT AND PREPAYMENT

5.1 Repayment. Subject to the provisions of this Section 5 regarding application of prepayments, the Borrower shall repay the principal of the Facility as set forth in Schedule 5, as such Schedule may be adjusted by the Facility Agent from time to time to reflect any prepayment made in accordance with the terms of this Agreement.

5.2 Intentionally Omitted.

5.3 Intentionally Omitted.

5.4 Voluntary Prepayment of Term Loan Facility. The Borrower may prepay, upon five (5) Banking Days’ written notice (which notice shall be irrevocable), the Facility, in whole or in part. Each prepayment shall be in a minimum amount of One Million Dollars ($1,000,000) plus any multiple of One Million Dollars ($1,000,000) thereof or, if less, the full amount of the then outstanding Facility or such other amount agreed by the Facility Agent and any and all costs or expenses incurred by any Lender in connection with any breaking of funding (as certified by such Lender, which certification shall, absent any manifest error, be conclusive and binding on the Borrower). No part of the Facility will be available for re-borrowing.

5.5 Intentionally Omitted.

5.6 Mandatory Prepayment/Cancellation; Sale or Loss of Vessels. On (i) any sale of a Relevant Vessel, (ii) the date which is ninety (90) days after the date on which the use of a Relevant Vessel in the normal course of business has become prohibited or illegal, (iii) the date which is ninety (90) days after the date on which a Relevant Vessel is rendered unfit for service or incapable of being used in ordinary service or (iv) the earlier of (x) one hundred eighty (180) days after the Total Loss of a Relevant Vessel or (y) the date on which the insurance proceeds in respect of such loss are received by the relevant Obligor, the Trustee, or the Collateral Agent as assignee thereof, the Borrower shall prepay the Facility in an amount equal to the then outstanding amount of the Facility (including accrued but unpaid interest) multiplied by the Repayment Ratio. The Borrower shall prepay any outstanding principal of the Facility to the extent required to comply with the reduction set forth above as well as the requirements of Sections 9.1(bb), 9.3 and 9.4 of this Agreement.

5.7 Interest and Costs with Prepayments/Application of Prepayments.

(a) Any prepayment of the Facility made hereunder (including, without limitation, those made pursuant to Sections 5 and 9) shall be subject to the condition that on the date of prepayment all accrued interest to the date of such prepayment shall be paid in full with respect to the Facility or portions thereof being prepaid and any and all costs or expenses incurred by any Lender in connection with any breaking of funding (as certified by such Lender, which certification shall, absent any manifest error, be conclusive and binding on the Borrower).

(b) All prepayments of the Facility under Sections 5.4 and 5.6 shall be applied in inverse order of maturity.

6. INTEREST AND RATE

6.1 Applicable Rate. The Facility shall bear interest at the Applicable Rate which shall be the rate per annum which is equal to the aggregate of (a) Term SOFR plus (b) the Margin.

6.2 Default Rate. Any amounts due under this Agreement, not paid when due, whether by acceleration or otherwise, shall bear interest thereafter from the due date thereof until the date of payment at a rate per annum equal to the Applicable Rate, on the date immediately preceding the due date on such amounts, plus two percent (2%) (the “Default Rate”).

6.3 Interest Payments. Accrued interest in respect of the Facility shall be payable quarterly in arrears on the last day of each Interest Period and on each Payment Date, with the final interest payment date for the Facility payable on the Final Payment Date.

6.4 Term SOFR Conforming Changes. In connection with the technical, administrative or operational changes to the use or administration of Term SOFR, the Facility Agent will have the right to make Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Finance Document, any amendments implementing such Conforming

Changes will become effective without any further action or consent of any other party to this Agreement or any other Finance Document provided that any Conforming Changes relating to the timing, frequency or amounts of payments made by the Borrower shall require the prior consent of the Borrower, such consent not to be unreasonably withheld or delayed. The Facility Agent will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

6.5 Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Finance Document:

(a) Benchmark Replacement. Upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Facility Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Banking Day after the Facility Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Facility Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 6.5(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Facility Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Finance Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Finance Document.

(c) Notices; Standards for Decisions and Determinations. The Facility Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Facility Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 6.5(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Facility Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 6.5, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Finance Document, except, in each case, as expressly required pursuant to this Section 6.5.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Finance Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Facility Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Facility Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Facility Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor; and

(e) Notwithstanding anything contained in this Agreement to the contrary, the Facility Agent shall be under no obligation (i) to monitor, determine or verify the unavailability or cessation of any Benchmark (or other applicable benchmark interest rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any date on which such rate may be required to be transitions or replaced in accordance with the terms of the this Agreement, applicable law or otherwise, (ii) to select, determine or designate any replacement to such rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any modifier to any replacement or successor index, or (iv) to determine whether or what any amendments to this Agreement, the Note, the Subordination and Intercreditor Agreement or any Security Document are necessary or advisable, if any, in connection with any of the foregoing. The Facility Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement, the Note, the Subordination and Intercreditor Agreement or any Security Document as a result of the unavailability of any Benchmark (or other applicable benchmark interest rate), including as a result of any inability, delay, error or inaccuracy on the part of any other party, including without limitation the Majority Lenders or the Borrower, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties. The Facility Agent does not warrant or accept responsibility for, and shall not have any liability (except as provided herein) with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Facility Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Facility Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(f) Certain Defined Terms. The words and expressions specified below shall, except where the context otherwise requires, have the meanings attributed to them below in this Section 6.5:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 6.5(d);

“Benchmark” means, initially, the Term SOFR Reference Rate; provided, that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 6.5(a);

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Facility Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided, that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Finance Documents;

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Facility Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time;

“Benchmark Replacement Date” means a date and time determined by the Facility Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(i)

in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(ii)

in the case of clause (iii) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (iii) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (i) or (ii) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof);

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(i)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(ii)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(iii)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative;

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof);

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (x) the applicable Benchmark Replacement Date and (y) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication);

“Benchmark Unavailability Period” means, the period (if any) (i) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Finance Document in accordance with Section 6.5 and (ii) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Finance Document in accordance with Section 6.5;

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto; and

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

7. PAYMENTS

7.1 Place of Payments, No Set Off. All payments to be made hereunder by the Obligors shall be made to the Facility Agent, not later than noon New York time (any payment received after 3 p.m. New York time shall be deemed to have been paid on the next Banking Day) on the due date of such payment, to DNB BANK ASA, New York Branch, 30 Hudson Yards, 81st Floor, New York, New York 10001 or to such other office of the Facility Agent as the Facility Agent may direct, without set-off or counterclaim and free from, clear of, and without deduction or withholding for, any Taxes, provided, however, that if any of the Obligors shall at any time be compelled by law to withhold or deduct any Taxes from any amounts payable to the Lenders hereunder, then the Obligors shall pay such additional amounts in Dollars as may be necessary in order that the net amounts received after withholding or deduction shall equal the amounts which would have been received if such withholding or deduction were not required and, in the event any withholding or deduction is made, whether for Taxes or otherwise, the Obligors shall promptly send to the Facility Agent such documentary evidence with respect to such withholding or deduction (including documentary evidence satisfactory to the Facility Agent that the tax has been paid to the appropriate taxation authority) as may be required from time to time by the Lenders.

7.2 Tax Credits. If any Lender obtains the benefit of a credit against the liability thereof for federal income taxes imposed by any taxing authority for all or part of the Taxes as to which any Obligor has paid additional amounts as aforesaid, then such Lender shall pay an amount to the relevant Obligor which that Lender determines will leave it (after such payment) in the same position as it would have been had the Tax payment not been made by the Obligors. Each Lender agrees that in the event that Taxes are imposed on account of the situs of its loans hereunder, such Lender, upon acquiring knowledge of such event, shall, if commercially reasonable and if, in the opinion of that Lender, is not prejudicial to it, shift such loans on its books to another office of such Lender so as to avoid the imposition of such Taxes. Nothing contained in this clause shall in any way prejudice the right of the Lenders to arrange their tax affairs in such way as they, in their sole discretion, deem appropriate. In particular, no Lender shall be required to obtain such tax credit, if this interferes with the way such Lender normally deals with its tax affairs.

7.3 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim or pursuant to a secured claim under Section 506 of the Federal Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, exercised or received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of the Facility as a result of which its funded Commitment shall be proportionately less than the funded Commitment of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the funded Commitment of such other Lender so that the aggregate funded Commitment of each Lender shall be in the same proportion to the aggregate funded Commitments then outstanding as its funded Commitment prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all funded Commitments outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 7.3 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Any Lender holding a participation in a funded Commitment deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing to such Lender by reason thereof as fully as if such Lender had made an advance in the amount of such participation. The Obligors expressly consent to the foregoing arrangement.

7.4 Computations; Banking Day.

(a) All computations of interest and fees shall be made by the Facility Agent or the other Creditors, as the case may be, on the basis of a 360-day year, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which interest or fees are payable. Each determination by the Facility Agent or the other Creditors of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Banking Day (other than in connection with the Final Payment Date), such payment shall be due and payable on the next succeeding Banking Day unless the next succeeding Banking Day falls in the following calendar month, in which case it shall be payable on the immediately preceding Banking Day.

7.5 Application of Moneys Prior to an Event of Default. So long as no Event of Default has occurred and is continuing, all earnings from the Relevant Vessels shall be applied by the Facility Agent, the Collateral Agent or the Trustee, at the direction of the Facility Agent, in the following manner:

(i)

first, in or towards the payment or reimbursement of any fees, expenses or liabilities incurred by the Facility Agent, the Collateral Agent or the Trustee in connection with this Agreement, the Note or under any of the Security Documents,

(ii)	secondly, to the relevant Obligor for the payment of operating expenditures, including corporate overhead expenses, in accordance with a pre-approved budget on a per Vessel basis,

(iii)	thirdly, [Intentionally Omitted],

(iv)	fourthly, to the US Dollar Trust Retention Account and Retention Account (as applicable) pro rata;

(v)	fifthly, to the US Dollar Trust Drydock Reserve Account and Drydock Reserve Account (as applicable) of the Borrower pro rata;

(vi)

sixthly, towards the payment of any indemnity or other amounts payable to the Lenders (including, but not limited to, the amounts owing to the Lenders on each Payment Date, all or a portion of which, for the avoidance of doubt, shall be paid from the US Dollar Trust Retention Account and/or the Retention Account (as applicable)), on a pari passu basis; and

(vii)	seventhly, to the Borrower or its designate.

7.6 FATCA Information.

(a) Subject to paragraph (c) below, each Party shall, within ten Banking Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(1) a FATCA Exempt Party; or

(2) not a FATCA Exempt Party; and

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b) If a Party confirms to another Party pursuant to 7.6(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c) Paragraph (a) above shall not oblige any Creditor to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d) If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)

if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of this Agreement, the Note, or any Security Document as if it is not a FATCA Exempt Party; and

(ii)

if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the this Agreement, the Note, or any Security Document (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%,

(iii)	until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

7.7 FATCA Deduction.

(a) Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b) Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Facility Agent and the Facility Agent shall notify the other Creditors.

8. EVENTS OF DEFAULT

8.1 Events of Default. The occurrence of any of the following events shall be an Event of Default:

(a) Payment Default. any payment of principal or interest is not paid when due; or

(b) Non-Payment Other Amounts. any other amount becoming payable to any Creditor under this Agreement, the Note, the Subordination and Intercreditor Agreement, or any of the Security Documents is not paid within three (3) Banking Days of the due date or date of demand (as the case may be); or

(c) Representations. any representation, warranty or other statement made by any of the Obligors or OVH in this Agreement, the Subordination and Intercreditor Agreement, in any of the Security Documents or in any other instrument, document or other agreement delivered in connection herewith or therewith proves to have been untrue or misleading in any material respect (or if such representation, warranty or other statement is already qualified by materiality, in any respect) as at the date as of which made or confirmed; or

(d) Impossibility; Illegality. it becomes impossible or unlawful for any Security Party to fulfill any of its covenants or obligations hereunder, under the Note, the Subordination and Intercreditor Agreement, or under any of the Security Documents or for any of the Creditors to exercise any of the rights vested in any of them hereunder, under the Note, under any of the Security Documents; or

(e) Mortgages, Deeds of Covenants and Guarantee, Administration and Source of Payment Trust Agreement. there is an event of default under or a breach or termination of any Mortgage, any Deed of Covenants, the Subordination and Intercreditor Agreement, the Guarantee, Administration and Source of Payment Trust Agreement, or any thereof shall be unenforceable; or

(f) Pemex Consent. any Obligor shall fail to obtain the consent of Pemex or from the relevant Acceptable Charterer, if required, to the Collection Rights Assignment in respect of any Relevant Vessel subject to a Pemex Charter or the relevant Charter Party Agreement, within forty-five (45) days of the making of the Advance relating thereto; or

(g) Covenants. any Security Party defaults in the due and punctual observance or performance of any term, covenant or agreement in this Agreement, the Note, the Subordination and Intercreditor Agreement, any of the Security Documents, or in any other instrument, document or other agreement delivered in connection herewith or therewith, to which it is a party, or there occurs any other event which constitutes a default under this Agreement, the Note, or any of the Security Documents, provided however, that the Security Parties shall have fifteen (15) days from the occurrence of such default to remedy a default with respect to the following covenants only: 9.1(g)(ii), 9.1(g)(iii), 9.1(j), 9.1(k), 9.1(m), 9.1(o), 9.1(r) and 9.1(x); or

(h) Indebtedness. any Obligor shall default in the payment when due under the OVH Subordinated Loan Agreement, or of any Indebtedness or of any other indebtedness, in either case, in the outstanding principal amount equal to or exceeding Five Hundred Thousand Dollars ($500,000) or such Indebtedness or indebtedness is, or by reason of such default is subject to being, accelerated or any party becomes entitled to enforce the security for any such Indebtedness or indebtedness and such party shall take steps to enforce the same, unless such default or enforcement is being contested in good faith and by appropriate proceedings or other acts and the relevant Obligor shall set aside on its books adequate reserves with respect thereto; or

(i) Change in Control and Change of Ownership. there is any Change of Control in respect of any of the Security Parties or any change in the ownership of the capital stock or other equity interest of any Security Party without the prior written consent of the Lenders; provided that the execution of the Guarantee, Administration and Source of Payment Trust Agreement shall not be considered a Change of Control with respect to any Obligor and shall be considered a change in ownership of such Obligor that has been consented to by the Lenders; or

(j) Bankruptcy. any of the Security Parties commences any proceeding under any reorganization, arrangement or readjustment of debt, dissolution, winding up, adjustment, composition, bankruptcy, concurso mercantil, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect (a “Proceeding”), or there is commenced against any thereof any Proceeding and such Proceeding remains undismissed or unstayed for a period of sixty (60) days or any receiver, trustee, liquidator or sequestrator of, or for, any thereof or any substantial portion of the property of any thereof is appointed and is not discharged within a period of sixty (60) days or any thereof by any act indicates consent to or approval of or acquiescence in any Proceeding or the appointment of any receiver, trustee, liquidator or sequestrator of, or for, itself or of, or for, any substantial portion of its property; or

(k) Termination of Operations; Sale of Assets. except as expressly permitted under this Agreement, any Obligor ceases its operations or sells or otherwise disposes of all or substantially all of its assets or all or substantially all of the assets of any Security Party or any Subsidiary thereof are seized or otherwise appropriated; or

(l) Judgments. any judgment or order is made, the effect whereof would be to render ineffective or invalid this Agreement, the Note, any of the Security Documents, or any material provision thereof, or any Security Party or any Subsidiary thereof asserts that any such agreement or provision thereof is invalid; or

(m) Inability to Pay Debts. any Security Party is unable to pay or admits its inability to pay its debts as they fall due or a moratorium shall be declared in respect of any material indebtedness of any Security Party; or

(n) Material Adverse Effect. an event or a series of events shall in the reasonable opinion of the Creditors, occur which might be expected to cause a Material Adverse Effect; or

(o) Cross-Default. (i) any Obligor defaults under any material contract or material agreement to which it is a party or by which it is bound (including the OVH Subordinated Loan Agreement); or (ii) any payment default or other material default under any of the Charter Party Agreements (including the Pemex Charters); or (iii) there is a material default by the Commercial Manager under a commercial management agreement relating to a Relevant Vessel; or (iv) there is a material default by the Technical Manager under a technical management agreement relating to a Relevant Vessel; or

(p) Security Interest. any Security Party fails to perfect or maintain any security interest granted by it to the Collateral Agent in connection herewith; or

(q) Total Loss of Vessels. any of the Relevant Vessels shall become a Total Loss and the Facility is not repaid in accordance with Section 5.6; or

(r) Corporate Purpose. any Obligor materially changes or amends its corporate purpose; or

(s) Corporate Name or Corporate Domicile. any of the Security Parties changes its corporate name or its corporate domicile without having notified the Facility Agent in writing of such change no less than sixty (60) days prior to said change; or

(t) Consolidation and Merger. any of the Security Parties consolidates with, or merges into, any corporation or entity, or merges any corporation into it without the prior written consent of the Facility Agent; or

(u) Dividends. any Obligor declares or pays any dividend or other distribution on the capital stock of such Obligor, other than as permitted under Section 9.2(n); or

(v) ERISA. an ERISA Funding Event, ERISA Termination Event, Foreign Termination Event or Foreign Underfunding shall occur that, in the reasonable opinion of the Majority Lenders, when taken together with all other ERISA Funding Events, ERISA Termination Events, Foreign Termination Events and Foreign Underfundings that have occurred, could reasonably be expected to have a Material Adverse Effect;

(w) Conditions Subsequent. Failure to satisfy any Condition Subsequent by its due date; or

(x) Classification Society Report. the Facility Agent shall have received a report by any Classification Society, or by any marine engineer or surveyor following an inspection that any Relevant Vessel is not in compliance with the requirements for the highest classification for vessels of like age and type or is not in compliance with the requirements of applicable law for use as intended under this Agreement and action shall not have been commenced within fifteen (15) days after written notice thereof shall have been given by the Facility Agent to the Obligors and such corrective action shall not be diligently prosecuted or completed in a manner and time schedule consistent with industry standards.

Upon and during the continuance of any Event of Default, the Lenders’ obligation to make the Facility available shall cease and the Facility Agent may, and on the instructions of the Majority Lenders shall, by notice to the Borrower, declare the entire unpaid balance of the Facility, accrued interest and any other sums payable by the Borrower hereunder or under the Note due and payable, whereupon the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided that upon the happening of an event specified in subsections (j) or (m) of this Section 8.1 with respect to the Obligors, the Note shall be immediately due and payable without declaration or other notice to the Borrower. In such event, the Lenders may proceed to protect and enforce their rights by action at law, suit in equity or in admiralty or other appropriate proceeding, whether for specific performance of any covenant contained in this Agreement, in the Note, or in any Security Document, or in aid of the exercise of any power granted herein or therein, or the Lenders may proceed to enforce the payment of the Note or to enforce any other legal or equitable right of the Lenders, or proceed to take any action authorized or permitted under the terms of any Security Document or by applicable law for the collection of all sums due, or so declared due, on the Note. Without limiting the foregoing, each of the Security Parties agrees that during the continuance of any Event of Default each of the Lenders shall have the right to appropriate and hold or apply (directly, by way of set-off or otherwise) to the payment of the obligations of the Borrower to the Lenders hereunder and/or under the Note (whether or not then due) all moneys and other amounts of such Security Party then or thereafter in possession of any Lender, the balance of any deposit account (demand or time, mature or unmatured) of any Security Party then or thereafter with any Lender and every other claim of any Security Party then or thereafter against any of the Lenders.

8.2 Indemnification. The Obligors agree to, and shall, indemnify and hold the Facility Agent and the other Creditors harmless against any loss, as well as against any costs or expenses (including legal fees and expenses), which any of the Facility Agent or the other Creditors sustains or incurs as a consequence of any default in payment of the principal amount of the Facility, interest accrued thereon or any other amount payable hereunder, under the Note, or under any Security Documents, including, but not limited to, all actual losses incurred in liquidating or re-employing fixed deposits made by third parties or funds acquired to effect or maintain the Facility or any portion thereof. Any Creditor’s certification of such costs and expenses shall, absent any manifest error, be conclusive and binding on the Obligors.

8.3 Application of Moneys After an Event of Default. Except as otherwise provided in any Security Document, all moneys received by the Facility Agent or the other Creditors under or pursuant to this Agreement, the Note, or any of the Security Documents upon the happening of any Event of Default (unless cured to the satisfaction of the Majority Lenders or the Lenders, as the case may be) shall be applied by the Facility Agent in the following manner:

(i)

first, in or towards the payment or reimbursement of any fees, expenses or liabilities which may be owing to the Facility Agent, the Collateral Agent or any other Creditors under this Agreement, under the Note or under any of the Security Documents, including without limitation any amounts incurred by the Facility Agent, the Collateral Agent or any other Creditor in connection with the ascertainment, protection or enforcement of their rights and remedies hereunder, under the Note and under any of the Security Documents,

(ii)	secondly, in or towards repayment of principal of the Facility and towards the payment of any interest owing in respect of the Facility,

(iii)	thirdly, in or towards payment of all other sums which may be owing to the other Creditors under this Agreement, under the Note or under any of the Security Documents,

(iv)	fourthly, in or towards payments of any breakage costs, and

(v)	fifthly, the surplus (if any) shall be paid to the Borrower or to whosoever else may be entitled thereto.

9. COVENANTS

9.1 Affirmative Covenants. Each of the Obligors hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of this Agreement, under the Note, or under any of the Security Documents, each of the Obligors will:

(a) Performance of Obligations. duly perform and observe the terms of this Agreement, the Note, and the Security Documents;

(b) Notice of Default, etc. promptly upon, and in any event no later than three (3) Banking Days after obtaining knowledge thereof, inform the Facility Agent of the occurrence of (a) any Default or Event of Default, (b) any litigation or governmental proceeding pending or threatened against any Security Party or any Subsidiary which could reasonably be expected to have a Material Adverse Effect, including but not limited to, in respect of any Environmental Claim and (c) any other event or condition which is reasonably likely to have a Material Adverse Effect;

(c) Obtain Consents. without prejudice to Section 2.1 and this Section 9.1, within ten (10) days, obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all its and the other Security Parties’ respective obligations under this Agreement, under the Note, and under the Security Documents;

(d) Financial Information. deliver to the Facility Agent for further delivery to the Lenders:

(i)

as soon as available but not later than one hundred eighty (180) days after the end of each fiscal year of the Borrower complete copies of the consolidated financial reports of the Borrower and its Subsidiaries, together with a Compliance Certificate and an updated employment schedule of the Relevant Vessels, all in reasonable detail, which shall include at least the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such year and the related consolidated statements of income and sources and uses of funds for such year, prepared in accordance with MFRS and which shall be audited reports prepared by an Acceptable Accounting Firm;

(ii)

as soon as available but not later than one hundred twenty (120) days after the end of the second quarter of each fiscal year of the Borrower complete copies of the unaudited consolidated quarterly balance sheet of the Borrower and its Subsidiaries, the related consolidated profit and loss statements and sources and uses of income, a fleet employment schedule, a drydock schedule, and a comparison of the Borrower’s operating expenses budget versus its actual expenses, together with a Compliance Certificate and an updated employment schedule of the Relevant Vessels, all in reasonable detail, unaudited, but prepared in accordance with MFRS and certified to be true and complete by a senior financial officer of the Borrower;

(iii)

as soon as available but not later than one hundred-eighty (180) days after the end of the respective fiscal year of PGES, complete copies of the consolidated financial reports of PGES and its Subsidiaries, all in reasonable detail, which shall include at least the consolidated balance sheet of the Sponsor and its Subsidiaries as of the end of such year and the related consolidated statements of income and sources and uses of funds for such year, prepared in accordance with GAAP or MFRS, as applicable, and which shall be audited reports prepared by an Acceptable Accounting Firm;

(iv)

as soon as available but not later than one hundred twenty (120) days after the end of the second quarter of each fiscal year of PGES, complete copies of the unaudited consolidated quarterly balance sheet of PGES and its Subsidiaries and the related consolidated profit and loss statements and sources and uses of income all in reasonable detail, unaudited, but prepared in accordance with GAAP or MFRS, as applicable, and certified to be true and complete by a senior financial officer of the Sponsor;

(v)

as soon as available but not later than ten (10) days prior to the end of each fiscal year of each of the Obligors, copies of the fleet employment schedule, drydock schedule and OPEX budget in respect of the subsequent fiscal year; and

(vi)

such other statements (including, without limitation, monthly consolidated statements of operating revenues and expenses), lists of assets and accounts, annual projections, off-balance sheet and time charter hire commitments, reports and other financial information with respect to the Sponsors’ businesses as the Facility Agent may from time to time request, certified to be true and complete by a senior financial officer of the respective Security Party;

(e) Vessel Covenants. ensure that:

(i)

each Relevant Vessel is in the sole and absolute ownership of the relevant Obligor and/or the Trustee and duly registered in the name of the relevant Obligor under the flag of the Designated Jurisdiction;

(ii)

with respect to each non-Mexican flagged Relevant Vessel, the relevant Mortgage thereon shall have been duly filed for recording or recorded under the laws of such jurisdiction and that such Vessel shall be unencumbered, save and except for such Mortgage thereon or Deed of Covenants in favor of the Collateral Agent, recorded against it and as otherwise permitted thereby;

(iii)

the relevant Obligor is the owner of record of the Mexican flagged Relevant Vessels, and such Relevant Vessels are registered under Mexican flag (which shall be established by an official communication issued by the appropriate Mexican authority stating that the flagging and registration (matriculación) under the laws and flag of the United Mexican States is in effect), and the Guarantee, Administration and Source of Payment Trust Agreement thereon shall have been duly filed for recording or recorded under the laws of Mexico and that such Vessel shall be, unencumbered, save and except for such Guarantee, Administration and Source of Payment Trust Agreement, or as otherwise permitted by the Guarantee, Administration and Source of Payment Trust Agreement and Deed of Covenants;

(iv)	[Intentionally Omitted];

(v)

each Relevant Vessel is classed in the highest classification and rating for vessels of the same age and type with a Classification Society acceptable to the Lenders and without any overdue recommendations;

(vi)	each Relevant Vessel is operationally seaworthy and in every way fit for its intended service; and

(vii)

each Relevant Vessel is insured in accordance with the provisions of the relevant Mortgage recorded against it or the Deed of Covenants and the Guarantee, Administration and Source of Payment Trust Agreement, as applicable, and the requirements thereof in respect of such insurances have been complied with, including, without limitation, with respect to the Mexican flagged Relevant Vessels, the endorsements to the relevant insurance policies and the notice to the relevant insurance companies, with respect to the Guarantee, Administration and Source of Payment Trust Agreement, referred to by Articles 109 and 110 of the Mexican Law of Insurance Contract (Ley sobre el Contrato de Seguro) and such insurance companies shall thereafter immediately make an annotation on the corresponding insurance policy in connection therewith, and each of the Obligors hereby agrees and shall be obligated to provide evidence to the Facility Agent of such annotation;

(f) Vessel Valuations. obtain appraisals addressed to the Facility Agent of the Fair Market Value of each of the Relevant Vessels every six (6) months during the term of this Agreement, commencing on July 31, 2022 and such valuations are to be at the Obligors’ cost. If the Obligors have defaulted on their obligations under this Agreement, the Obligors shall obtain appraisals addressed to the Facility Agent of the Fair Market Value of each of the Relevant Vessels at any time that the Lenders shall request; such valuations are to be at the Obligors’ cost. In the event the Obligors fail or refuse to obtain the valuations requested pursuant to this Section 9.1(f) within thirty (30) days of the Facility Agent’s request therefor, the Facility Agent will be authorized to obtain such valuations, at the Obligors’ cost, from one of the approved ship brokers listed in Schedule 4 or such other independent ship brokers selected by the Facility Agent, which valuations shall be deemed the equivalent of valuations duly obtained by the Obligors pursuant to this Section 9.1(f) and shall be at the Obligors’ cost, but the Facility Agent’s actions in doing so shall not excuse any default of the Obligors under this Section 9.1(f);

(g) Charter Party Agreements. (i) cause each of the Relevant Vessels to be employed with an Acceptable Charterer provided that renewals or the substitution of employment with an Acceptable Charterer must be in place within fifteen (15) days after the expiry of any Relevant Vessel’s existing employment, (ii) promptly deliver to the Facility Agent copies of any documentation that renews or extends any of the Charter Party Agreements and/or copies of any documentation that replaces any of the Charter Party Agreements and (iii) in respect of all Charter Party Agreements, execute and deliver to the Collateral Agent a Charter Assignment and use reasonable commercial efforts to cause the charterer to execute and deliver to the Collateral Agent a consent to such Charter Assignment in the form required thereby;

(h) Corporate Existence. do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and all licenses, franchises, permits and assets necessary to the conduct of its business;

(i) Business Plan. no later than ten (10) days prior to each January 1, provide the Facility Agent with a satisfactory business plan, including financial forecasts and operating budgets for a period covering no less than the remaining term of the Facility;

(j) Books and Records. at all times keep, and cause each Subsidiary to keep, proper books of record and account into which full and correct entries shall be made in accordance with MFRS;

(k) Taxes and Assessments. pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as the legality thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto. Upon the Facility Agent’s request, the Obligors shall provide evidence of payment of taxes, assessments and governmental charges or levies in the form of certified copies of the corresponding payment certificates which are stamped by the competent governmental authorities;

(l) Inspection. allow, and cause each Subsidiary to allow, upon reasonable notice from the Facility Agent, any representative or representatives designated by the Facility Agent, subject to applicable laws and regulations, to visit any of its properties and inspect its Relevant Vessels, and, on request, to examine its books of account, records, reports, agreements and other papers and to discuss its affairs, finances and accounts with its officers, all at such times and as often as the Facility Agent requests and at the expense of the Obligors; provided, that so long as no Default or Event of Default has occurred and is continuing, the Obligors shall only be required to pay for two (2) inspections per Relevant Vessel under this Section 9.1(l) per calendar year;

(m) Inspection and Survey Reports. if the Facility Agent shall so request, the Obligors shall provide the Facility Agent with copies of all internally generated inspection or survey reports on the Relevant Vessels;

(n) Compliance with Statutes, Agreements, etc. do or cause to be done all things necessary, and procure that any charterer, technical manager or commercial manager of any Relevant Vessel shall do or cause to be done all things necessary, to comply with all contracts or agreements to which any Obligor or charterer is a party, and all laws, and the rules and regulations thereunder, applicable to such party, including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters to the extent that non-compliance would reasonably be expected to have a Material Adverse Effect;

(o) Environmental Matters. promptly upon the occurrence of any of the following conditions, provide to the Facility Agent a certificate of a chief executive officer thereof, specifying in detail the nature of such condition and its proposed response or the response of its Environmental Affiliates: (a) its receipt or the receipt by any Security Party or any Environmental Affiliates of the Security Parties of any written communication whatsoever that alleges that such person is not in compliance with any applicable Environmental Law or Environmental Approval, if such noncompliance could reasonably be expected to have a Material Adverse Effect, (b) knowledge by it, or by any other Security Party or any Environmental Affiliates of the Security Parties that there exists any Environmental Claim pending or threatened against any such person, which could reasonably be expected to have a Material Adverse Effect, or (c) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against it, any other Security Party or against any Environmental Affiliates of the Security Parties if such Environmental Claim could reasonably be expected to have a Material Adverse Effect. Upon the written request by the Facility Agent, it will submit to the Facility Agent at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection;

(p) ERISA. forthwith upon (i) the occurrence of a Foreign Termination Event or Foreign Underfunding which, when taken together with all ERISA Termination Events, ERISA Funding Events, Foreign Termination Events and Foreign Underfundings could reasonably be expected to give rise to a Material Adverse Effect or (ii) the occurrence of any ERISA Termination Event or the occurrence or existence of any ERISA Funding Event, furnish or cause to be furnished to the Lenders written notice thereof;

(q) Vessel Management. cause the Relevant Vessels to be managed commercially by the Commercial Manager and technically by the Technical Manager;

(r) ISM Code, ISPS Code and MTSA Matters. to the extent applicable to the Relevant Vessels, (i) procure that the Operators will comply with and ensure each such Vessel will comply with the requirements of the ISM Code, the ISPS Code and the MTSA, to the extent applicable, in accordance with the implementation schedule thereof, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto; and (ii) will procure that the Operators will immediately inform the Facility Agent if there is any threatened or actual withdrawal of its DOC or the ISSC or the SMC in respect of any such Vessel; and (iii) will procure that the Operators will promptly inform the Facility Agent upon the issuance to the relevant Obligor or Operators of a DOC and the issuance to the Relevant Vessels of an SMC and an ISSC, to the extent applicable;

(s) Brokerage Commissions, etc. indemnify and hold the Facility Agent and the other Creditors harmless from any claim for any brokerage commission, fee or compensation from any broker or third party resulting from dealings of or with the Security Parties in connection with the transactions contemplated hereby;

(t) Accounts; Assignment. procure that the US Dollar Trust Earnings Account, Peso Trust Account, US Dollar Trust Drydock Reserve Account and the US Dollar Trust Retention Account are maintained by the Trustee. The Borrower shall procure that all earnings from all Relevant Vessels that are employed in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos) are to be paid into the Peso Trust Account, immediately converted into Dollars, in case such earnings are denominated in Pesos (as required pursuant to the terms of the Guarantee, Administration and Source of Payment Trust Agreement) and immediately thereafter deposited into the US Dollar Trust Earnings Account. Each Obligor shall procure that all Drydock Reserve Amounts, with respect to all Relevant Vessels that are employed in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos), will be paid into the US Dollar Trust Drydock Reserve Account and that all Retention Amounts, with respect to all Relevant Vessels that are employed in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos), will be paid into the US Dollar Trust Retention Account from the US Dollar Trust Earnings Account pursuant to Section 7.5. Each Obligor shall maintain the Earnings Account, and the Borrower shall maintain the Drydock Reserve Account and Retention Account for any Relevant Vessels that are employed in trades other than in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos). Each Obligor shall procure that all earnings from all Relevant Vessels that are employed in trades other than in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos) are to be paid into the Earnings Account of such Obligor. The Obligors shall procure that all Drydock Reserve Amounts, with respect to all Relevant Vessels that are employed in trades other than in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos), will be paid into the Drydock Reserve Account of such Obligor and that all Retention Amounts, with respect to all Relevant Vessels that are employed in trades other than in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos), will be paid into the Retention Account from the Earnings Accounts pursuant to Section 7.5. Notwithstanding anything contained herein to the contrary, no Obligor shall have an obligation to establish the Earnings Account, Drydock Account or Retention Account, nor transfer any funds to or from such Accounts, so long as none of the Relevant Vessels are employed in a trade other than in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos). Upon establishing the Earnings Account, the Drydock Reserve Account and the Retention Account, the relevant Obligor shall deliver to the Facility Agent the Account Pledge Agreements and any other such pledge, assignment or security agreement as the Facility Agent shall require in order to grant a valid, perfected security interest in the aforementioned Accounts in favor of the Collateral Agent;

(u) Insurance. maintain with financially sound and reputable insurance companies, insurance on all their respective properties and against all such risks and in at least such amounts as are usually insured against by companies of established reputation engaged in the same or similar business from time to time;

(v) Vessel Insurance. with respect to each Relevant Vessel, (i) insure, and keep insured, or procure that each Obligor, as owner of record, will insure and keep the Relevant Vessels insured in accordance with the terms of the Mortgage or the Deed of Covenants and Guarantee, Administration and Source of Payment Trust Agreement, as applicable, and with such insurances as the Lenders may require more specifically: (a) each Relevant Vessel will be insured with respect to all risks hull and machinery (including excess risks) plus freight interest and hull interest, if applicable, and with respect to all war risks (including the London blocking and trapping addendum or similar arrangement) provided that the total hull coverage and war risk coverage is to be at least the higher of (I) the Fair Market Value of the Relevant Vessel at the most recent date at which such Fair Market Value shall have been determined pursuant to this Agreement and (II) one hundred twenty percent (120%) of the total amounts outstanding under the Facility, (b) each Relevant Vessel will be insured with respect to full protection and indemnity cover (including liability for oil pollution) for an amount of not less than One Billion Dollars ($1,000,000,000) and excess war risk protection and indemnity cover for an amount of not less than Five Hundred Million Dollars ($500,000,000), covered by a protection and indemnity association which is a member of the International Group of Protection and Indemnity Associations and, in the case of Relevant Vessels employed in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos), covered by a first class Mexican insurance company acceptable to the Facility Agent, (c) any PSVs of at least 1,800 DWT or AHTSs of at least 70 tons bollard pull will, upon becoming a Relevant Vessel, be insured with respect to mortgage rights insurance and (d) all insurances will be at the expense of the Obligor, shall be on terms acceptable to the Facility Agent and shall be placed with brokers, underwriters or clubs acceptable to the Facility Agent, (ii) notify the Facility Agent in writing, at least fourteen (14) days prior to all insurance renewals, (iii) deliver to the Facility Agent all letters of undertaking, copies of all insurance policies and certificates of entry on terms acceptable to the Facility Agent and its advisors at least once every year within three (3) Banking Days prior to each anniversary of the Original Closing Date, (iv) ensure that Facility Agent is named as loss payee on all insurances, (v) reimburse the Facility Agent for payment of mortgagee’s interest insurance and mortgagee’s additional perils (pollution) insurance (to be obtained only to the extent any Relevant Vessel operates in United States waters) to be subscribed by the Facility Agent in an amount equal to one hundred twenty percent (120%) of the Facility, (vi) procure that the deductible of the hull and machinery insurance is not higher than the amount agreed upon and set forth in the relevant loss payable clause, (vii) procure that the Facility Agent is named as first priority mortgagee in all insurance documents, (viii) obtain confirmation from the underwriters that the notice(s) of assignment of insurances and the loss payable clauses are included in the insurance documents, (ix) obtain letters of undertaking from the insurers and insurance brokers which are acceptable to the Facility Agent in form and substance, and (ix) if requested by the Lenders, provide the Facility Agent with an insurance report from an independent insurance agency or reimburse the Facility Agent for the cost of such an insurance report if obtained by the Facility Agent;

(w) Change of Ownership. ensure no change in the ownership of the capital stock or other equity interest of the Borrower (i.e. OTM is to beneficially own 100% of the shares in the Borrower) or any of the Shareholders, except, with respect to the transfer of the shares representative of the capital stock of the Obligors, under the Guarantee, Administration and Source of Payment Trust Agreement;

(x) Performance Under Charters. perform all of its material obligations under all Charter Party Agreements;

(y) Collection Rights Assignment. if any Vessel employed in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos) is employed under a new Charter Party Agreement during the term of this Agreement, the relevant Obligor shall, within thirty (30) Banking Days after the execution thereof, obtain the authorization or consent thereto of the relevant Acceptable Charterer, and within one (1) Banking Day after the authorization or consent of the Acceptable Charterer is obtained, execute with the Trustee a Collection Rights Assignment with respect to the collection rights derived from such Charter Party Agreement, and notice of such Collection Rights Assignment shall be given to the relevant Acceptable Charterer within ten (10) days of the execution of said Collection Rights Assignment;

(z) Off Hire Information. inform the Facility Agent if any Relevant Vessel that is a platform supply vessel with a DWT of at least 1,800 or an AHTS of at least 70 tons bollard pull is off hire for a continuous period of more than 60 days at any time;

(aa) Subordination. ensure that (i) all financing arrangements between (x) any Obligor on the one hand and (y) any Sponsor or any shareholder of such Obligor on the other hand, (ii) all claims held by any Sponsor or any equity owner of any Obligor (including any Shareholder) against such Obligor, and (iii) all sums owed by any Obligor to any Technical Manager or Commercial Manager, are in each case fully subordinated to the rights of the Creditors;

(bb) Security. ensure that, except as otherwise provided in this Section 9.1(bb), the Facility is secured at all times by a fleet of Vessels of which at least fifty percent (50%) of the aggregate Fair Market Value of the Relevant Vessels (and if the Facility is fully drawn, at least fifty percent (50%) of the number of the Relevant Vessels) consists of PSVs of at least 1,800 DWT or AHTSs of at least 70 tons bollard pull; provided that, notwithstanding the requirements set forth above in this Section 9.1(bb), in the event that a Relevant Vessel of 1,800 or more DWT or an AHTS of 70 or more tons bollard pull becomes a Total Loss, the Obligors shall be deemed to have complied fully with the requirements of this Section 9.1(bb) if, within one hundred and eighty (180) days after the Total Loss of such Relevant Vessel the relevant Obligor, at its sole discretion, either (a) obtains a Substitute Vessel for such Relevant Vessel that was a Total Loss, and thereafter satisfies the requirements set forth in this Section 9.1(bb), or (b) prepays the Facility with respect to the Relevant Vessel that was a Total Loss in an amount in compliance with Section 5.6 of this Agreement; provided further that in the event of such prepayment as provided herein, thereafter the Obligors shall ensure that the Facility is secured at all times by a fleet of Vessels of which at least fifty percent (50%) of the aggregate Fair Market Value of the Relevant Vessels (and if the Facility is fully drawn, at least fifty percent (50%) of the number of the Relevant Vessels) consists of PSVs of at least 1,800 DWT or AHTSs of at least 70 tons bollard pull.

(cc) Green Scrapping.

(i)

each Relevant Vessel and any other vessel owned or controlled by the Borrower at all times carries an Inventory of Hazardous Materials, unless no such list is required to be maintained under applicable law; and

(ii)

each Relevant Vessel and any other vessel owned or controlled by the Borrower out of service for dismantling, scrapping, or recycling, or sold to an intermediary with the intention of being dismantled, scrapped or recycled, is recycled at a recycling yard which conducts it recycling business in a socially and environmentally responsible manner in accordance with the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and/or EU Ship Recycling Regulation, 2013.

(dd) Compliance with Lender’s Compliance Policies. comply with all Lender compliance policies that are applicable to the Security Parties;

(ee) [Intentionally Omitted]

(ff) Reflagging/Non-Mexican Employment. in the event that any Relevant Vessel is to be employed in a trade other than in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos) or is to be registered under the laws of a Designated Jurisdiction other than Mexico, the Obligors shall furnish to the Facility Agent notice of such event no later than thirty (30) days prior to the termination of such Relevant Vessel’s employment in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos) or registration under the laws of a Designated Jurisdiction other than Mexico (as the case may be). In addition, on or prior to the termination of such Relevant Vessel’s employment in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos) or registration under the laws of a Designated Jurisdiction other than Mexico (as the case may be), the Obligors shall provide the documents and meet the conditions (as applicable to such change in employment or registration, as the case may be) set forth in Sections 4.2(a), 4.2(c)

(with respect to non-Mexican flagged Vessels), 4.2(d) (with respect to non-Mexican flagged Relevant Vessels), 4.2(e), 4.2(g), 4.2(h), 4.2(i), 4.2(m), 4.2(n), 4.2(o), 4.2(q), 4.2(r), 4.2(s), 4.2(t), 4.2(u), 4.2(v), 4.2(y), 4.2(z), 4.2(aa) of the Original Facility Agreement. Further, the Facility Agent, on behalf of the Creditors, shall have received legal opinions addressed to the Facility Agent and the Lenders from (i) Watson Farley & Williams, special counsel to the Security Parties, in respect of the laws of New York, the District of Columbia and Delaware, (ii) Seward & Kissel LLP, special counsel to the Creditors and (iii) such other counsel and with respect to such laws as the Facility Agent may reasonably request, including, but not limited to, the laws of the Designated Jurisdiction under which the Relevant Vessel has been employed and/or registered. Finally, the Facility Agent shall receive satisfactory evidence that the Obligors are in compliance with Section 10 of this Agreement;

(gg) Trust Security Interest. maintain the security interest created under the Guarantee, Administration and Source of Payment Trust Agreement free and clear of any maritime privileges and preferences set forth in Article 91 of the Navigation and Maritime Commerce Law of the United Mexican States;

(hh) Information. promptly upon becoming aware (i) supply to the Facility Agent the details of any inquiry, claim, action, suit, proceeding, or investigation pursuant to Sanctions Laws by any Sanctions Authority, against any of the Security Parties, any Subsidiary thereof, any of its direct or indirect owners, or any of their, directors, officers or employees or agents, as well as information on what steps are being taken with regards to answer or oppose such and (ii) notify the Facility Agent that any of the Security Parties, any Subsidiary thereof, any of its direct or indirect owners or any of their respective directors, officers or employees or agents has become a Restricted Party;

(ii) Sanctions. ensure that none of the Security Parties, any of their respective Subsidiaries, their respective directors, officers, employees, or agents is a Restricted Party;

(jj) Compliance with Laws. comply, and ensure that any Subsidiary thereof complies, with all Sanctions Laws and the laws of the Designated Jurisdiction; and

(kk) Specified Vessels. ensure that with respect to each Specified Vessel:

(i)	no mortgage, pledge, lien, charge, encumbrance or any security interest whatsoever upon each such Specified Vessel shall be created, assumed or permitted to exist;

(ii)

no such Specified Vessels (or any equity interest held by the Borrower in the vessel owning entities of such Specified Vessels) shall be, directly or indirectly, sold, transferred or otherwise disposed of; and

(iii)	to the extent the Borrower is entitled to share in any revenues generated from each such Specified Vessel, such revenue shall be promptly distributed to the Borrower (by way of dividend or otherwise).

9.2 Negative Covenants. Each of the Obligors hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of this Agreement, under the Note, or under any of the Security Documents, such Obligor, as applicable, will not and, where so required, will procure that no Security Party will:

(a) Liens. create, assume or permit to exist, any mortgage, pledge, lien, charge, encumbrance or any security interest whatsoever upon any property, whether now owned or hereafter acquired except:

(i)	liens disclosed in Schedule 3;

(ii)	liens for taxes not yet payable for which adequate reserves have been maintained;

(iii)	the Mortgages, the Assignments and other liens in favor of the Collateral Agent, as applicable;

(iv)

liens, charges and encumbrances against the Relevant Vessels permitted to exist under the terms of the Mortgages, Deeds of Covenants or the Guarantee, Administration and Source of Payment Trust Agreement;

(v)

pledges or deposits to secure obligations under workmen’s compensation laws or similar legislation, deposits to secure public or statutory obligations, warehousemen’s or other like liens, or deposits to obtain the release of such liens and deposits to secure surety, appeal or customs bonds on which any Security Party or any Subsidiary is the principal, as to all of the foregoing, only to the extent arising and continuing in the ordinary course of business;

(vi)

other liens, charges, encumbrances, pledges and deposits to secure obligations incidental to the conduct of the business of each such party, the ownership of any such party’s property and assets and which do not in the aggregate materially detract from the value of each such party’s property or assets or materially impair the use thereof in the operation of its business; and

(vii)	liens securing the obligations under the OVH Subordinated Loan Agreement in accordance with the terms of the Subordination and Intercreditor Agreement;

(b) Indebtedness. incur any Indebtedness, other than as disclosed on Schedule 3, excluding Indebtedness to the Facility Agent, Collateral Agent, Trustee or any of the Creditors hereunder except that the Obligors may incur (i) Indebtedness incurred under the OVH Subordinated Loan Agreement in accordance with the terms of the Subordination and Intercreditor Agreement and (ii) Indebtedness incurred in the ordinary course of business, so long as the Obligors remain in compliance with the covenants set forth in Section 9.3 hereof before or after giving effect to such incurrence;

(c) Change of Flag, Name, Management or Ownership. change the flag of any Relevant Vessel other than to a Designated Jurisdiction or a jurisdiction acceptable to the Lenders, change the name of any Relevant Vessel, change the technical or commercial management of any Relevant Vessel or change the ownership of any Relevant Vessel other than from any Obligor to the Trustee;

(d) Change in Business. with respect to the Obligors, engage in any business other than the operation, purchase, sale and construction of vessels, and with respect to each of the Security Parties, materially change the nature of its business or commence any business other than the business referenced in this Section 9.2(d);

(e) Sale or Pledge of Shares. sell, assign, transfer, pledge or otherwise convey or dispose of any of the shares (including by way of spin-off, installment sale or otherwise) of the capital stock of any Security Party or any Subsidiary; provided that with respect to the shares representative of the capital stock of the Obligors, the execution and perfection of the Guarantee, Administration and Source of Payment Trust Agreement shall not be considered a breach of this paragraph 9.2(e);

(f) Sale of Assets. sell, transfer or otherwise dispose of any Relevant Vessel unless the Facility is repaid in accordance with Section 5.6 or the Relevant Vessel is replaced with a Substitute Vessel pursuant to Section 9.5;

(g) Changes in Offices or Names. change the location of the chief executive office of any Obligor or any other Security Party, the office of the principal place of business of any Obligor or any other Security Party or the office of any Obligor or any other Security Party in which the records relating to the earnings or insurances of the Relevant Vessels are kept or the name of any Obligor or any other Security Party unless the Facility Agent shall have received forty five (45) days prior written notice of such change;

(h) Consolidation and Merger. consolidate with, or merge into, any corporation or other entity, or merge any corporation or other entity into it without the prior written consent of the Majority Lenders (or in the case of such consolidation or merger that results in a Change of Control, at a time when there are a total of fewer than three (3) Lenders, all Lenders);

(i) Acquisition of Shares. acquire any shares of securities in any other corporation or other entity;

(j) Assume Obligations. assume, guarantee, endorse or otherwise become liable in connection with any pledge or obligation of any person, firm or entity except as contemplated by this Agreement or the Security Documents, unless the Creditors are granted similar rights as such person, firm or entity;

(k) Change Fiscal Year. change its fiscal year, except to the extent as may be mandated by applicable law;

(l) Affiliate Transactions. enter into any transaction with an Affiliate thereof except in the ordinary course of business conducted on an arm’s-length basis and not having a Material Adverse Effect on the Borrower’s business taken as a whole;

(m) Use of Corporate Funds. pay out any funds to any company or person except (i) in the ordinary course of business in connection with the management of the business of any Obligor, including the operation and/or repair of the Relevant Vessels and other vessels owned or operated by any Obligor, and (ii) the servicing of Indebtedness permitted hereunder;

(n) Dividends. declare or pay any dividend or other distribution on the capital stock of any Obligor or make payments of principal or interest on inter-company loans provided however, that the Borrower may pay dividends pursuant to the terms of any revenue sharing agreement related to the vessels CASPIAN and BALTIC;

(o) No Accounts. establish or maintain any accounts with any other financial institution, other than in the ordinary course of business, without the prior approval of the Facility Agent;

(p) No Money Laundering. in connection with this Agreement or any of the Security Documents, contravene any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (2005/60/EC) of the Council of the European Communities) and comparable United States Federal and state laws. The Obligors will promptly inform the Lenders (by written notice to the Facility Agent) if any Obligor is not or ceases to be the beneficiary and will provide in writing the name and address of the beneficiary;

(q) Use of Proceeds. use the proceeds of the Facility in violation of Regulation T, Regulation U or Regulation X or make available, directly or indirectly, the proceeds of the Loan to or for the benefit of a Restricted Party or apply the proceeds in a manner or for a purpose prohibited by Sanctions Laws;

(r) Charter Party Agreements. amend or terminate any Charter Party Agreement (including any Acceptable Charters) with respect to any Relevant Vessel (it being understood and agreed that the Lenders have consented to those amendments to the Pemex Charters in respect of the daily rate discounts, temporary suspensions and change in collection days described in Schedule A to that certain Amendment No. 2, dated July 28, 2016, including those described in that certain email dated June 3, 2016 from the Borrower to the Facility Agent, which email has been shared with the Lenders, as may be amended and such additional changes acceptable to the Lenders to be separately communicated after the date thereof without a formal amendment to this Agreement provided that all of the Lenders consent to such additional changes);

(s) Change of Control and Change of Ownership. permit any Change of Control in respect of the Security Parties or any Subsidiary or permit any change in the ownership of the capital stock or other equity interest of any Security Party from that disclosed to the Facility Agent. For the avoidance of doubt, the execution and perfection of the Guarantee, Administration and Source of Payment Trust Agreement shall not be considered a Change of Control with respect to the Obligors and shall be considered a change in ownership of the Obligors that has been consented to by the Facility Agent and the Lenders;

(t) Bareboat Charter. enter into any bareboat charter with respect to any Relevant Vessel, other than such bareboat charter as may have existed as of the Original Closing Date;

(u) Operating Leases. enter into any operating lease of, or charter in, any Relevant Vessel, other than such operating leases or charters as may have existed as of the Original Closing Date;

(v) ERISA. enter into any Plan or Foreign Plan without obtaining the previous written consent of the Facility Agent;

(w) Nuclear Waste/Materials. permit any Relevant Vessel to carry nuclear waste or nuclear materials;

(x) Unlawful Trade. engage in any unlawful trade or violate any applicable law or carry any cargo that will expose any of the Relevant Vessels to penalty, forfeiture, or capture which is reasonably likely to result in a Material Adverse Effect and will not do, or suffer or permit to be done, anything which can or may adversely affect the registration of the Relevant Vessels under the laws and regulations of the United Mexican States (or another Designated Jurisdiction under the laws of which a Relevant Vessel is registered, if applicable);

(y) Substantial Change. make, or permit to be made, any substantial change in the structure, type or speed of any of the Relevant Vessels, without receiving prior written consent thereof by the Facility Agent;

(z) Sanctions and Anti-Money Laundering. (i) engage in a trade or financial transaction or other dealing with any Restricted Party; (ii) use, or permit or allow any Subsidiary or Affiliate of any Security Party to use, the Facility or the proceeds from the Facility, directly or indirectly, to lend, contribute, provide or otherwise make available funds (1) to a Restricted Party or to fund any trade or business involving any Restricted Party, or (2) to a person or entity for the purpose of engaging in any activities in violation of Sanctions Laws or Anti-Money Laundering Laws, or (3) in such a way that will otherwise result in a violation of Sanctions Laws and Anti-Money Laundering Laws, by such Security Party, Subsidiary or Affiliate thereof, including, without limitation, any such Person becoming a Restricted Party; (iii) permit or allow any of its assets (including, without limitation, any Vessel) to be used, directly or indirectly, (1) by or for the benefit of any Restricted Party, (2) in any trade or activity which is prohibited under Sanctions Laws or Anti-Money Laundering Laws, or (3) in such a way that could expose any Security Party or its assets or its insurers to enforcement proceedings or any other consequence whatsoever arising from Sanctions Laws or Anti-Money Laundering Laws; or (iv) permit or allow any Vessel to trade in or with Iranian ports or carry or store or warehouse crude oil, petroleum products, petrochemical products or other products subject to Sanctions Laws if they originate in Iran, or are being exported from Iran to any other country; or

(aa) Speculative Transactions. other than any non-speculative foreign currency forward contract entered into in the ordinary course of business, enter into any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, or other similar agreement or arrangement; or

(bb) OVH Subordinated Loan. amend or otherwise modify the terms of the OVH Subordinated Loan without the prior written consent of the Majority Lenders.

9.3 Financial Covenants. The Borrower hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal or interest are outstanding or other moneys are owing in respect of this Agreement, under the Note, or under any of the Security Documents, it will:(a) Debt Service Coverage Ratio. maintain, at all times during the term of this Agreement measured on a rolling four (4) quarter basis, a Debt Service Coverage Ratio of at least 1.20:1.00, determined as at the end of each fiscal quarter;

(b) Minimum Cash Balance. maintain, at all times during the term of this Agreement, minimum cash and Cash Equivalents balances in its Accounts equal to $2,500,000.00.

9.4 Asset Maintenance. If at any time during the term of the Agreement the Fair Market Value of all of the Relevant Vessels is less than the Required Percentage of the outstanding amount of the Facility, the relevant Obligor shall, within a period of thirty (30) days following receipt by such Obligor of written notice from the Facility Agent notifying such Obligor of such shortfall and specifying the amount thereof (which amount shall, in the absence of manifest error, be deemed to be conclusive and binding on such Obligor), either (i) deliver to the Collateral Agent such additional collateral as may be satisfactory to the Lenders in their sole discretion of sufficient value to make the Fair Market Value of the Relevant Vessels plus the additional collateral, not less than the Required Percentage of the outstanding amount of the Facility, or (ii) the relevant Obligor shall prepay the amount of the Facility (together with interest thereon and any other monies payable in respect of such prepayment pursuant to Section 5) as shall result in the Fair Market Value of the Relevant Vessels being not less than the Required Percentage of the outstanding amount of the Facility.

9.5 Substitution of Relevant Vessels. Provided that no Default or Event of Default (other than such Event of Default or default arising as a result of a Total Loss of a PSV of at least 1,800 DWT or an AHTS of least 70 tons bollard pull) has occurred and is continuing, an Obligor may substitute a vessel (a “Substitute Vessel”) for any Vessel, on a one for one basis, provided that:

(a) such Substitute Vessel is approved by the Lenders and, if applicable, by the relevant Acceptable Charterer;

(b) the aggregate Fair Market Value (at acquisition of such Substitute Vessel) of all of the Relevant Vessels shall be comprised of at least fifty percent (50%) PSVs of at least 1,800 DWT or AHTSs of least 70 tons bollard pull; and

(c) the relevant Obligor has met the conditions of Section 4 of the Original Facility Agreement with respect to such Substitute Vessel.

10. ACCOUNTS

10.1 Accounts. The Borrower shall procure and maintain that the Peso Trust Account, the US Dollar Trust Drydock Reserve Account, and US Dollar Trust Retention Account. The Obligors shall procure that all earnings from all Third Party Charters that are employed in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos) are to be paid into the Peso Trust Account, immediately converted into Dollars (as required pursuant to the terms of the Guarantee, Administration and Source of Payment Trust Agreement) and immediately thereafter deposited into the US Dollar Trust Earnings Account. The Obligors shall procure that all Drydock Reserve Amounts, with respect to all Relevant Vessels that are employed in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos), will be paid into the US Dollar Trust Drydock Reserve Account and that all Retention Amounts, with respect to all Relevant Vessels that are employed in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos), will be paid into the US Dollar Trust Retention Account from the US Dollar Trust Earnings Account pursuant to Section 7.5. The Borrower shall maintain the Earnings Accounts, Drydock Reserve Account and Retention Account for any Relevant Vessels that are employed in trades other than in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos). Each Obligor shall procure that all earnings from all Relevant Vessels that are employed in trades other than in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos) are to be paid into the Earnings Account of such Obligor. Each Obligor shall procure that all Drydock Reserve Amounts, with respect to all Relevant Vessels that are employed in trades other than in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos), will be paid into the Drydock Reserve Account and that all Retention Amounts, with respect to all Relevant Vessels that are employed in trades other than in Mexico under the Mexican Navigation and Maritime Commerce Law (Ley de Navegación y Comercio Marítimos), will be paid into the Retention Account from the Earnings Account pursuant to Section 7.5. Upon establishing the Earnings Account, the Drydock Reserve Account and the Retention Account, the Borrower shall deliver to the Facility Agent the Account Pledge Agreements and any other such pledge, assignment or security agreement as the Facility Agent shall require in order to grant a valid, perfected security interest in the aforementioned Accounts in favor of the Collateral Agent. All monies on deposit in the Peso Trust Account, US Dollar Trust Earnings Account, the US Dollar Trust Drydock Reserve Account, the US Dollar Trust Retention Account, the Earnings Account, the Drydock Reserve Account and the Retention Account shall be collateral security for the payment and performance by the relevant Obligor of their obligations hereunder, under the Note, and under the Security Documents, and each of the Obligors, by its execution of this Agreement, hereby pledges, assigns and grants to the Collateral Agent a security interest in such monies.

10.2 Application of Accounts. Upon the occurrence of an Event of Default, moneys then held in the Peso Trust Account, US Dollar Trust Earnings Account, US Dollar Trust Drydock Reserve Account, US Dollar Trust Retention Account, Earnings Account, Drydock Reserve Account and Retention Account shall be retained by the Collateral Agent and the Trustee, as applicable, as collateral security for the Facility to be applied by the Facility Agent in the manner set forth in Section 8.3.

11. ASSIGNMENT

(a) This Agreement shall be binding upon, and inure to the benefit of, the Obligors, the Creditors and their respective successors and assigns, except that any of the Obligors may not assign any of its rights or obligations hereunder without the prior written consent of the Lenders. In giving any consent as aforesaid to any assignment by the Obligors, the Lenders shall be entitled to impose such conditions as they shall deem advisable. At any time, any Lender shall be entitled to assign the whole or any part of its rights or obligations under this Agreement or grant participation(s) in the Facility to any Lender, any subsidiary, holding company or other affiliate or office of such Lender or to any subsidiary, office or other affiliate company, special purpose entity or funding vehicle of any thereof without the consent of the Obligors; provided, however, that such subsidiary, holding company or other affiliate or office of such Lender or subsidiary, office or other affiliate company, special purpose entity or funding vehicle of any thereof is an Eligible Assignee. If no Event of Default has occurred and is continuing, any Lender shall be entitled to assign the whole or any part of its rights or obligations under this Agreement or grant participation(s) in the Facility to any Eligible Assignee with the prior written consent (in each case not to be unreasonably withheld or delayed) of the Borrower and, in the case of assignments, the Facility Agent. Notwithstanding the foregoing, if the Borrower does not provide its prior written consent or object to the assignment or participation, as the case may be, within ten (10) days after receiving notice of such assignment or participation, the Borrower shall be deemed to have given its consent to such assignment or participation. If an Event of Default has occurred and is continuing, any Lender shall be entitled to assign the whole or any part of its rights or obligations under this Agreement or grant participation(s) in the Facility to any Eligible Assignee or to any private equity fund, hedge fund, investor partnership, financial institution, special purpose entity, funding vehicle, insurance company or any other entity acceptable to such Lender; provided, that (i) such assignee is not a person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a competitor or an Affiliate of a competitor of the Obligors and (ii) the Facility Agent has provided its prior written consent to such assignment (such consent not to be unreasonably withheld). Such Lender shall forthwith give notice of any such assignment or participation to the Facility Agent and the Borrower, provided, however, that (a) any such assignment to a Lender is to be made pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit I hereto (such Assignment and Assumption Agreement to be delivered to the Facility Agent, for its acceptance and recording in the Register), and (b) except as provided in Section 14, no such assignment or participation will result in any additional costs to, or additional material requirements on, the Obligors. The Obligors will take all reasonable actions requested by the Lenders to effect such assignment, including, without limitation, the execution of a written consent to such Assignment and Assumption Agreement. Anything contained in this Section 11 to the contrary notwithstanding, any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of the Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder.

(b) The Facility Agent shall maintain at its address referred to in Section 17, a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Facility owing to, each Lender, and payments of interest, principal, and other amounts paid by a Security Party, from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each Obligor, the other Security Parties and the Creditors may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, the Note and the Security Documents. The Register shall be available for inspection by the Borrower, the other Security Parties or the Creditors at any reasonable time and from time to time upon reasonable prior notice.

12. ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC.

12.1 Illegality. In the event that by reason of any change in any applicable law, regulation or regulatory requirement or in the interpretation thereof, a Lender has a basis to conclude that it has become unlawful for such Lender to maintain or give effect to its obligations as contemplated by this Agreement, such Lender shall inform the Facility Agent and the Borrower to that effect whereafter the Borrower shall be required to repay to such Lender that portion of the Facility advanced by such Lender immediately. In any such event, but without prejudice to the aforesaid obligations of the Borrower to repay such portion of the Facility, the Borrower and the relevant Lender shall negotiate in good faith with a view to agreeing on terms for making such portion of the Facility available from another jurisdiction or otherwise restructuring such portion of the Facility on a basis which is not unlawful.

12.2 Increased Costs. If any change in applicable law, regulation or regulatory requirement (including any applicable law, regulation or regulatory requirement which relates to capital adequacy or liquidity controls or which affects the manner in which any Lender allocates capital resources under this Agreement), or in the interpretation or application thereof by any governmental or other authority, shall:

(a)	subject any Lender to any Taxes with respect to its income from the Facility, or any part thereof; or

(b)

change the basis of taxation to any Lender of payments of principal or interest or any other payment due or to become due pursuant to this Agreement (other than a change in the basis effected by the jurisdiction of organization of such Lender, the jurisdiction of the principal place of business of such Lender, the United States of America, the State or City of New York or any governmental subdivision or other taxing authority having jurisdiction over such Lender (unless such jurisdiction is asserted by reason of the activities of any of the Security Parties) or such other jurisdiction where the Facility may be payable); or

(c)

impose, modify or deem applicable any reserve requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, a Lender or its holding company; or

(d)	impose on any Lender any other condition affecting the Facility or any part thereof;

and the result of the foregoing is either to increase the cost to such Lender of making available or maintaining its Commitment or any part thereof or to reduce the amount of any payment received by such Lender, then and, in any such case, if such increase or reduction, in the opinion of such Lender, materially affects the interests of such Lender under or in connection with this Agreement:

(a) the Lender shall notify the Facility Agent and the Borrower of the happening of such event; and

(b) the Borrower agrees forthwith upon demand to pay to such Lender such amount as such Lender certifies to be necessary to compensate such Lender for such additional cost or such reduction.

For the avoidance of doubt, this Section 12.2 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

12.3 Lender’s Certificate Conclusive. A certificate or determination notice of any Lender as to any of the matters referred to in this Section 12 shall, absent manifest error, be conclusive and binding on the Borrower.

12.4 Compensation for Losses. Where the Facility or any portion thereof is to be repaid by the Borrower pursuant to this Section 12, the Borrower agrees simultaneously with such repayment to pay to the relevant Lender all accrued interest to the date of actual payment on the amount repaid and all other sums then payable by the Borrower to the relevant Lender pursuant to this Agreement, together with such amounts as may be certified by the relevant Lender to be necessary to compensate such Lender for any actual loss, premium or penalties incurred or to be incurred thereby on account of funds borrowed to make, fund or maintain its Commitment or such portion thereof, but otherwise without penalty or premium.

12.5 Market Disruption. If Term SOFR is not available for an Interest Period on the date of determination of the Benchmark (excluding the circumstances described in Section 6.5) (a “Market Disruption Event”), then, (a) the Facility Agent shall promptly notify the Borrower, each of the Lenders stating the circumstances giving rise to the Market Disruption Event (a “Market Disruption Notification”) provided that the level of detail of the Market Disruption Notification shall be in the Facility Agent’s discretion and the Market Disruption Notification itself shall, absent manifest error, be final, conclusive and binding on all parties hereto and (b) for so long as the circumstances giving rise to the Market Disruption Event are continuing, the rate of interest on each Lender’s Advances for the Interest Period shall be the percentage rate per annum which is the aggregate of the (i) the higher of (x) the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. and (y) one-half percent (1/2%) above the Federal Funds Effective Rate, plus (ii) the Margin. The procedure provided for by this Section 12.5 shall be repeated for each successive Interest Period during which a Market Disruption Event has occurred.

13. CURRENCY INDEMNITY

13.1 Currency Conversion. If, for the purpose of obtaining or enforcing a judgment in any court in any country, it becomes necessary to convert into any other currency (the “judgment currency”) an amount due in Dollars under this Agreement, the Note, or any of the Security Documents, then the conversion shall be made, in the discretion of the Facility Agent, at the rate of exchange prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the “conversion date”), provided that the Facility Agent shall not be entitled to recover under this section any amount in the judgment currency which exceeds at the conversion date the amount in Dollars due under this Agreement, the Note, and/or any of the Security Documents.

13.2 Change in Exchange Rate. If there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Borrower shall pay such additional amounts (if any, but, in any event, not a lesser amount) as may be necessary to ensure that the amount paid in the judgment currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount then due under this Agreement, the Note, and/or any of the Security Documents in Dollars; any excess over the amount due received or collected by the Lenders shall be remitted to the Borrower.

13.3 Additional Debt Due. Any amount due from the Borrower under this Section 13 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement, the Note, and/or any of the Security Documents.

13.4 Rate of Exchange. The term “rate of exchange” in this Section 13 means the rate at which the Facility Agent in accordance with its normal practices is able on the relevant date to purchase Dollars with the judgment currency and includes any premium and costs of exchange payable in connection with such purchase.

14. FEES AND EXPENSES

14.1 Fees. The Borrower shall pay to the Facility Agent and the Collateral Agent such fees owed by it pursuant to any Fee Letter.

14.2 Expenses. Each of the Obligors, jointly and severally, agrees, whether or not the transactions hereby contemplated are consummated, on demand to pay, or reimburse the Facility Agent, the Collateral Agent and the Trustee for the payment of, the expenses of the Facility Agent, the Collateral Agent, the Trustee and (after the occurrence and during the continuance of an Event of Default) the other Creditors incident to said transactions (and in connection with any supplements, amendments, waivers or consents relating thereto or incurred in connection with the enforcement or defense the Creditors’ rights or remedies with respect thereto or in the preservation of Creditors’ priorities under the documentation executed and delivered in connection therewith), including, without limitation, all costs and expenses of preparation, negotiation, execution and administration of this Agreement and the documents referred to herein, the fees and disbursements of the Creditors’ counsel in connection therewith, as well as the fees and expenses of any independent appraisers, surveyors, engineers, inspectors and other consultants retained by the Facility Agent, the Collateral Agent and the Trustee in connection with this Agreement and the transactions contemplated hereby and under the Security Documents, all costs and expenses, if any, in connection with the enforcement of this Agreement, the Note, and the Security Documents and stamp and other similar taxes, if any, incident to the execution and delivery of the documents (including, without limitation, the Note) herein contemplated and to hold the Creditors free and harmless in connection with any liability arising from the nonpayment of any such stamp or other similar taxes. Such taxes and, if any, interest and penalties related thereto as may become payable after the date hereof shall be paid immediately by the Obligors to the Creditors, as the case may be, when liability therefor is no longer contested by such party or parties or reimbursed immediately by the Obligors to such party or parties after payment thereof (if the Creditors, at their sole discretion, choose to make such payment). Each of the Obligors, jointly and severally, further agrees to pay all legal and other expenses incurred by the Facility Agent, Collateral Agent, Trustee and other Creditors.

14.3 The provisions of this Section 14 shall survive the earlier resignation or removal of the Facility Agent or the Collateral Agent, the termination of this Agreement and the repayment to the Lenders of all amounts owing thereto under or in connection herewith.

15.	APPLICABLE LAW, JURISDICTION AND WAIVER

15.1 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

15.2 Jurisdiction. Each party hereto hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it, therefore waives any other jurisdiction to which such party may be presently entitled to or to which it may be entitled to in the future by virtue of its domicile or for any other reason. Each Obligor hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the relevant Obligor by mailing or delivering the same by hand to the Obligors, at the address indicated for notices in Section 17.1, or to the agent for service of process referenced in this Section 15.2. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the relevant Obligor as such, and shall be legal and binding upon the relevant Obligor for all the purposes of any such action or proceeding. Each Obligor hereby appoints Farkouh, Furman & Faccio, LLP, 460 Park Avenue, 12th Floor, New York, NY 10022 (Attention: Fred Farkouh), for the time being as its agent for service of process in respect of proceedings before such courts (and agrees that service on such agent shall be deemed personal service) and to this effect prior to the date of execution of this Agreement, each Obligor shall take such corporate actions as may be necessary under applicable Mexican law to make such appointment of agent for service of process through a general power of attorney for collections and lawsuits, specifically mentioning such appointment, duly granted and notarized in Mexico, a certified copy of which shall be provided on the date of execution of this Agreement to both the Facility Agent and the aforementioned agent for service of process. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of an Obligor to the Lenders, the Facility Agent, the Collateral Agent or the Trustee) against any of the Obligors in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. Each Obligor will advise the Facility Agent promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Lenders may bring any legal action or proceeding in any other appropriate jurisdiction.

15.3 WAIVER OF IMMUNITY. TO THE EXTENT THAT ANY OBLIGOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF THE OBLIGORS HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THE NOTE, AND THE SECURITY DOCUMENTS.

15.4 WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND AMONG THE OBLIGORS AND THE CREDITORS THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE NOTE, AND THE SECURITY DOCUMENTS.

16.	THE FACILITY AGENT AND COLLATERAL AGENT

16.1 Appointment of the Facility Agent and Collateral Agent . Each of the Lenders irrevocably appoints and authorizes the Facility Agent, which for purposes of this Section 16, shall be deemed to include the Facility Agent acting in its capacity as Collateral Agent pursuant to Section 16.2, to take such action as agent on its behalf and to exercise such powers under this Agreement, the Note, and the Security Documents as are delegated to the Facility Agent and the Collateral Agent by the terms hereof and thereof. Neither the Facility Agent, Collateral Agent, nor any of their respective directors, officers or employees shall be liable for any action taken or omitted to be taken by it or them under this Agreement, the Note, or the Security Documents or in connection therewith, except for its or their own gross negligence or willful misconduct. Each of the Facility Agent and Collateral Agent hereby accept such appointment.

16.2 Collateral Agent. Each of the Creditors irrevocably appoints the Collateral Agent as collateral agent on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Creditors or any of them or for the benefit thereof under or pursuant to this Agreement, the Note, the Subordination and Intercreditor Agreement, or any of the Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Creditor in this Agreement, the Note, the Subordination and Intercreditor Agreement, or any Security Document), (ii) all moneys, property and other assets paid or transferred to or vested in any Creditor or any agent of any Creditor or received or recovered by any Creditor or any agent of any Creditor pursuant to, or in connection with, this Agreement, the Note, or the Security Documents whether from any Security Party or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Creditor or any agent of any Creditor in respect of the same (or any part thereof).

16.3 Distribution of Payments. Whenever any payment is received by the Facility Agent from the Borrower or any other Security Party for the account of the Creditors, or any of them, whether of principal or interest on the Note, commissions, fees under Section 14 or otherwise, it will thereafter cause to be distributed on the same day if received before 3 p.m. EST, or on the next day if received thereafter, like funds relating to such payment ratably to the Creditors according to their respective Commitments, in each case to be applied according to the terms of this Agreement.

16.4 Holder of Interest in Note. The Facility Agent may treat each Lender as the holder of all of the interest of such Lender in the Note.

16.5 No Duty to Examine, Etc. The Facility Agent shall not be under a duty to examine or pass upon the validity, effectiveness or genuineness of any of this Agreement, the Note, the Security Documents, or any instrument, document or communication furnished pursuant to this Agreement or in connection therewith or in connection with the Note, or any Security Document, and the Facility Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

16.6 The Facility Agent as Lender. With respect to that portion of the Facility made available by it, if any, the Facility Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not an Facility Agent, and the term “Lender” or “Lenders” shall include the Facility Agent in its capacity as a Lender. The Facility Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with, the Obligors and the other Security Parties, as if it were not the Facility Agent.

16.7 Acts of the Facility Agent. Notwithstanding anything contained herein to the contrary:

(a) Obligations of the Facility Agent. the obligations of the Facility Agent under this Agreement, under the Note and under the Security Documents are only those expressly set forth herein and therein and the Facility Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing.

(b) No Duty to Investigate. the Facility Agent shall not at any time be under any duty to investigate whether a Default or an Event of Default has occurred or to investigate the performance of this Agreement, the Note, or any Security Document by any Security Party.

(c) Discretion of the Facility Agent. the Facility Agent shall be entitled, but not required, to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, the Note and the Security Documents, unless the Facility Agent shall have been instructed by the Majority Lenders to exercise such rights or to take or refrain from taking such action and has been provided indemnity or security satisfactory to it against any loss, liability or expense that may result from such action or inaction; provided, however, that the Facility Agent shall not be required to take any action which exposes the Facility Agent to personal liability or which is contrary to this Agreement or applicable law.

(d) Instructions of Majority Lenders. the Facility Agent shall in all cases be fully protected in acting or refraining from acting under this Agreement, under the Note or under any Security Document in accordance with the instructions of the Majority Lenders, and any action taken, or failure to act pursuant to such instructions, shall, unless contrary to the express provisions of this Agreement, be binding on all of the Lenders. Notwithstanding anything contained in this Agreement, the Note, the Subordination and Intercreditor Agreement, any of the Security Documents to the contrary, without limiting any rights, protections, immunities or indemnities afforded to the Facility Agent and the Collateral Agent hereunder or thereunder (including without limitation this Section 16), phrases such as “satisfactory to the [Facility]/[Collateral] Agent,” “approved by the [Facility]/[Collateral] Agent,” “acceptable to the [Facility]/[Collateral] Agent,” “deemed by the [Facility]/[Collateral] Agent”, “as determined by the [Facility]/[Collateral] Agent,” “designated by the [Facility]/[Collateral] Agent”, “specified by the [Facility]/[Collateral] Agent”, “in the [Facility]/[Collateral] Agent’s discretion,” “selected by the [Facility]/[Collateral] Agent,” “elected by the [Facility]/[Collateral] Agent,” “requested by the [Facility]/[Collateral] Agent,” “in the opinion of the [Facility]/[Collateral] Agent,” “authorized by the [Facility]/[Collateral] Agent”, “with the consent of the [Facility]/[Collateral] Agent”, “decided by the [Facility]/[Collateral] Agent”, “determined by the [Facility]/[Collateral] Agent”, “required by the [Facility]/[Collateral] Agent,” “selected by the [Facility]/[Collateral] Agent”, “elected by the [Facility]/[Collateral] Agent” and phrases of similar import that authorize or permit the Facility Agent or the Collateral Agent to approve, disapprove, determine, act, evaluate or decline to act in its discretion shall be subject to the Facility Agent or Collateral Agent, as applicable, receiving instructions of the Majority Lenders to take such action or to exercise such rights.

16.8 Certain Amendments. Neither this Agreement, the Note, the Subordination and Intercreditor Agreement, any of the Security Documents nor any terms hereof or thereof may be amended unless such amendment is approved by the Obligors, the Facility Agent and the Majority Lenders, provided that no such amendment shall, without the written consent of each Lender affected thereby, (i) reduce the interest rate or extend the time of a scheduled payment of principal or interest or fees on the Facility, or reduce the principal amount of the Facility or any fees hereunder, (ii) increase or decrease the Commitment of any Lender or subject any Lender to any additional obligation (it being understood that a waiver of any Event of Default, other than a payment default, or any mandatory repayment of the Facility shall not constitute a change in the Commitment of any Lender), (iii) amend, modify or waive any provision of this Section 16.8, (iv) amend the definition of Majority Lenders or any other definition referred to in this Section 16.8, (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (vi) release any Security Party from any of its obligations under any Security Document except as expressly provided herein or in such Security Document or (vii) amend the definition of “Restricted Party”, “Sanctions Authority”, “Sanctions List” or “Sanctions Laws” or Sections 2.1(p), 9.1(hh), 9.1(ii), or 9.2(q), 9.2(z). All amendments approved by the Majority Lenders under this Section 16.8 must be in writing and signed by the Obligors, each of the Lenders comprising the Majority Lenders and, if applicable, each Lender affected thereby and any such amendment shall be binding on all the Lenders. Notwithstanding anything to the contrary in this Section 16.8, no amendment to this Agreement, the Note, the Subordination and Intercreditor Agreement, any of the Security Documents shall affect the rights, duties, obligations, protections, immunities or indemnities of the Facility Agent or the Collateral Agent without its written consent.

16.9 Assumption re Event of Default. The Facility Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the Facility Agent has been notified in writing by any Security Party of such fact, or has been notified in writing by a Lender that such Lender considers that an Event of Default or such an event (specifying in detail the nature thereof) has occurred and is continuing. In the event that the Facility Agent shall have been notified, in the manner set forth in the preceding sentence, by any Security Party or any Lender of any Default or Event of Default, the Facility Agent shall notify the Lenders and shall take action and assert such rights under this Agreement, the Note and the Security Documents as the Majority Lenders shall request in writing so long as it has received indemnity or security satisfactory to it against any loss, liability or expense that may result from such action or inaction.

16.10 Limitations of Liability. None of the Facility Agent or the Collateral Agent shall be under any liability or responsibility whatsoever:

(a) to any Security Party, any Lender or any other person or entity as a consequence of any failure or delay in performance by, or any breach by, any Lender or any other person of any of its or their obligations under this Agreement or under any Security Document;

(b) as a consequence of any failure or delay in performance by, or any breach by, any Security Party of any of its respective obligations under this Agreement, under the Note, or under the Security Documents; or

(c) to any Lender or Lenders, any Security Party or any other person or entity for any statements, representations or warranties contained in this Agreement, in any Security Document or in any document or instrument delivered in connection with the transaction hereby contemplated; or for the validity, effectiveness, enforceability or sufficiency of this Agreement, the Note, any Security Document, or any document or instrument delivered in connection with the transactions hereby contemplated, or the creation, perfection or priority of any lien or security interest created or purported to be created under this Agreement, the Security Documents or otherwise, or for any failure of any Security Party to perform its obligations hereunder or thereunder.

16.11 Indemnification of the Facility Agent. The Lenders agree to indemnify the Facility Agent and the Collateral Agent (to the extent not reimbursed by the Security Parties or any thereof), pro rata according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including legal fees and expenses incurred in investigating claims and defending itself against such liabilities) which may be imposed on, incurred by or asserted against, the Facility Agent or the Collateral Agent in any way relating to or arising out of this Agreement, the Note, the Subordination and Intercreditor Agreement or any Security Document, any action taken or omitted by the Facility Agent or the Collateral Agent hereunder or thereunder or the preparation, administration, amendment or enforcement of, or waiver of any provision of, this Agreement, the Note, the Subordination and Intercreditor Agreement or any Security Document, except that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely and directly from the Facility Agent’s or the Collateral Agent’s (as applicable) gross negligence or willful misconduct as determined by a final non-appealable judgment issued by a court of competent jurisdiction. The obligations of the Lenders under this Section 16.11 shall survive the earlier resignation or removal of the Facility Agent or the Collateral Agent, the termination of this Agreement and the repayment to the Lenders of all amounts owing thereto under or in connection herewith.

16.12 Consultation with Counsel. The Facility Agent may consult with legal counsel reasonably selected by the Facility Agent and shall not be liable for any action taken, permitted or omitted by it in good faith in accordance with the advice or opinion of such counsel.

16.13 Resignation. The Facility Agent and the Collateral Agent each may resign at any time by giving thirty (30) days’ written notice thereof to the Lenders and the Borrower, provided such notice is not given any earlier than the earlier of (a) thirty (30) days prior to the Final Payment Date, and (b) August 31, 2023. Upon any such resignation, the Lenders shall have the right to appoint a successor Facility Agent or Collateral Agent, as applicable. If no successor Facility Agent or Collateral Agent, as applicable shall have been so appointed by the Lenders and shall have accepted such appointment within thirty (30) days after the retiring Facility Agent’s or Collateral Agent’s, as applicable, giving notice of resignation, then the retiring Facility Agent or Collateral Agent, as applicable, may, on behalf of the Lenders, appoint, or petition a court of competent jurisdiction to appoint, a successor Facility Agent or Collateral Agent, as applicable, which shall be a bank or trust company of recognized standing. Any resignation by the Facility Agent or Collateral Agent, as applicable, pursuant to this Section 16.13 shall be effective only upon the appointment of a successor Facility Agent or Collateral Agent, as applicable. The appointment of any successor Facility Agent or Collateral Agent, as applicable, shall (so long as no Event of Default has occurred and is continuing) be subject to the prior written consent of the Borrower, such consent not to be unreasonably withheld. After the retiring Facility Agent’s or Collateral Agent’s, as applicable, resignation hereunder, the provisions of this Section 16 shall continue in effect for its benefit with respect to any actions taken or omitted by it while acting as Facility Agent or Collateral Agent, as applicable. Notwithstanding anything to the contrary contained herein or in any related document, any corporation or entity into which the Facility Agent may be merged or converted or with which it may be consolidated, or any corporation or entity resulting from any merger, conversion or consolidation to which the Facility Agent shall be a party, or any corporation or entity succeeding to the business of the Facility Agent shall be the successor of the Facility Agent hereunder and under any related document to which the Facility Agent is a party without the execution or filing of any paper with any Person or any further act on the part of any Person.

16.14 Representations of Lenders. Each Lender represents and warrants to each other Lender and the Facility Agent that:

(a) in making its decision to enter into this Agreement and to make its Commitment available hereunder, it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Security Parties, that it has made an independent credit judgment and that it has not relied upon any statement, representation or warranty by any other Lender or the Facility Agent; and

(b) so long as any portion of its Commitment remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Security Parties.

16.15 Additional Limitations of Liability.

(a) The Facility Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons;

(b) The Facility Agent may each execute any of its duties under this Agreement, the Note, the Subordination and Intercreditor Agreement or any Security Document by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties and shall not be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in good faith;

(c) The Facility Agent shall not be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, the Note, the Subordination and Intercreditor Agreement or any Security Document;

(d) No provision of this Agreement, the Note, the Subordination and Intercreditor Agreement or any Security Document shall require the Facility Agent to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it;

(e) In no event shall the Facility Agent be liable for any failure or delay in the performance of its obligations under this Agreement, the Note, the Subordination and Intercreditor Agreement or any Security Document because of circumstances beyond its control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, epidemics or pandemics or other health crises, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement, the Note, the Subordination and Intercreditor Agreement or any Security Document, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond such Agent’s control whether or not of the same class or kind as specified above;

(f) In no event shall the Facility Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Facility Agent has been advised of the likelihood of such loss or damage and regardless of the form of action; and

(g) The rights, privileges, protections, exculpations, immunities, indemnities and benefits afforded to the Facility Agent in this Agreement, including, without limitation in this Section 16, are extended to, and shall be enforceable by: (i) the Facility Agent in this Agreement, the Note, the Subordination and Intercreditor Agreement or any Security Document and (ii) the entity serving as Collateral Agent hereunder and in each of the Note, the Subordination and Intercreditor Agreement or any Security Document whether or not specifically set forth herein or therein and each agent, custodian and other person employed to act hereunder and under any such documents, as the case may be.

16.16 Reversal of Redistribution. Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Security Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Facility, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such obligation then owed and due to such Lender bears to the total of such obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the obligations of the respective Security Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

16.17 Erroneous Payments.

(a) With respect to any payment that the Facility Agent makes to any Lender or other Creditor as to which the Facility Agent determines that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made the corresponding payment to the Facility Agent; (2) the Facility Agent has made a payment in excess of the amount(s) received by it from the Borrower either individually or in the aggregate (whether or not then owed); or (3) the Facility Agent has for any reason otherwise erroneously made such payment; then each of the Creditors severally agrees to repay to the Facility Agent forthwith on demand the Rescindable Amount so distributed to such Creditor, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Facility Agent, at the Federal Funds Effective Rate. A notice of the Facility Agent to any Person under this clause (a) shall be conclusive, absent manifest error.

(b) Notwithstanding anything to the contrary in this Agreement, if at any time the Facility Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender or other Creditor, whether or not in respect of any obligation or liability due and owing to a Creditor at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to the Facility Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount was received by it to but excluding the date of payment to the Facility Agent, at the Federal Funds Effective Rate. A notice of the Facility Agent to any Person under this clause (b) shall be conclusive, absent manifest error. To the extent permitted by law, each Lender and each other Creditor irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. The Facility Agent shall inform each Lender or other Creditor that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount. Each Person’s obligations, agreements and waivers under this Section 16.17 shall survive the resignation or replacement of the Facility Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Finance Document.

(c) Each Lender or Creditor hereby authorizes the Facility Agent to set off, net and apply any and all amounts at any time owing to such Lender or Creditor under any Finance Document against any amount due to the Facility Agent under immediately preceding clauses (a) or (b) under the indemnification provisions of this Agreement.

(d) The parties hereto agree that payment of a Rescindable Amount shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower or any other Security Party under the Finance Documents, except, in each case, to the extent such Rescindable Amount is, and solely with respect to the amount of such Rescindable Amount that is, comprised of funds received by the Facility Agent from the Borrower or any other Security Party for the purpose of making such Rescindable Amount. For the avoidance of doubt, no provision in this Section 16.16 shall be interpreted to increase (or accelerate the due date for) or have the effect of increasing (or accelerating the due date for), the obligations of the Borrower or other Security Party under the Finance Documents relative to the amount (and/or timing for payment) of the obligations that would have been payable had the erroneous Rescindable Amount not been paid by the Facility Agent.

17.	NOTICES AND DEMANDS

17.1 Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, email or similar writing) and shall be given to the Obligors and the Agents at the address, email, or facsimile number set forth below and to the Lenders at their address, email and facsimile number set forth in Schedule 1 or at such other address or facsimile numbers as such party may hereafter specify for the purpose by notice to each other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 17.1 and telephonic confirmation of receipt thereof is obtained, (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused, or (iii) if given by email, upon delivery to the email address specified in this Section.

If to an Obligor:

MANTENIMIENTO EXPRESS MARITIMO, S.A.P.I. DE C.V.

Sierra Nevada #130, Piso 2

Colonia Lomas de Chapultepec

Miguel Hidalgo, Mexico City

CP 11000

Mexico

Attention: Alejandro Romano

Email: aromano@mexmar.com

If to the Facility Agent or the Collateral Agent:

DNB BANK ASA, New York Branch

30 Hudson Yards, 81st Floor

New York, New York 10001

Attention: Ms. Samantha Stone

E-mail: Samantha.stone@dnb.no

18.	MISCELLANEOUS

18.1 Time of Essence. Time is of the essence with respect to this Agreement but no failure or delay on the part of any Lender or the Facility Agent to exercise any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by any Lender or the Facility Agent of any power or right hereunder preclude any other or further exercise thereof or the exercise of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

18.2 References. References herein to Sections, Exhibits and Schedules are to be construed as references to sections of, exhibits to, schedules to this Agreement, unless the context otherwise requires.

18.3 Further Assurances. Each Obligor agrees that if this Agreement or any Security Document shall, in the reasonable opinion of the Lenders, at any time be deemed by the Lenders for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Lenders may be required in order to more effectively accomplish the purposes of this Agreement, the Note, or any Security Document.

18.4 Prior Agreements, Merger. Any and all prior understandings and agreements heretofore entered into between the Obligors on the one part, the Facility Agent, the Collateral Agent, the Trustee or the Lenders, on the other part, whether written or oral, are superseded by and merged into this Agreement and the other agreements (the forms of which are exhibited hereto) to be executed and delivered in connection herewith to which the Security Parties, the Facility Agent, the Trustee and/or the Lenders are parties, which alone fully and completely express the agreements between the Security Parties, the Facility Agent, the Collateral Agent, the Trustee and the Lenders.

18.5 Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties hereto, including all parties added hereto pursuant to an Assignment and Assumption Agreement. Subject to Section 16.8, any provision of this Agreement, the Note or any Security Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Obligors, the Facility Agent and the Majority Lenders. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

18.6 Indemnification. Each Obligor agrees to indemnify each Creditor and their respective successors and assigns, and their respective officers, directors, employees, representatives and agents (each an “Indemnitee”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the obligations of the Obligors hereunder) be imposed on, asserted against or incurred by, any Indemnitee as a result of, or arising out of or in any way related to or by reason of, (a) the use or proposed use of the proceeds from any Advance, (b) any violation by any Security Party (or any charterer or other operator of the Vessels) of any applicable Environmental Law, (c) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by any Security Party (or, after foreclosure, by any Lender, the Facility Agent, the Collateral Agent or any Security Party or any of their respective successors or assigns), (d) the breach of any representation, warranty or covenant set forth in Sections 2.1(q) or 9.1(o), (e) the Facility (including the use of the proceeds of the Facility and any claim made for any brokerage commission, fee or compensation from any Person), (f) the execution, delivery, performance or non-performance of this Agreement, the Note, any Security Document, or any of the documents referred to herein or contemplated hereby (whether or not the Indemnitee is a party thereto), or (g) any violation by any Security Party of any Sanctions Laws (including, without limitation, any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by any Creditor as a result thereof). If and to the extent that the obligations of the Obligors under this Section are unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. The obligations of the Obligors under this Section 18.6 shall survive the earlier resignation or removal of the Facility Agent or the Collateral Agent, the termination of this Agreement and the repayment to the Lenders of all amounts owing thereto under or in connection herewith.

18.7 USA Patriot Act Notice; OFAC and Bank Secrecy Act. The Facility Agent hereby notifies the Borrower and each other Security Party that pursuant to the requirements of the Patriot Act, and the Facility Agent’s policies and practices, the Facility Agent and each of the Lenders is required to obtain, verify and record certain information and documentation that identifies each Security Party, which information includes the name and address of each Security Party and such other information that will allow the Facility Agent and the Lenders to identify each Security Party in accordance with the Patriot Act.

18.8 Remedies Cumulative and Not Exclusive; No Waiver. Each and every right, power and remedy herein given to the Facility Agent and the other Creditors shall be cumulative and shall be in addition to every other right, power and remedy of the Facility Agent and the other Creditors now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Facility Agent or the other Creditors, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No failure, delay or omission by the Facility Agent or any of the Creditors in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Borrower or any Security Party shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Facility Agent or any of the Creditors of any security or of any payment of or on account of any of the amounts due from the Borrower or any Security Party to the Facility Agent or any of the Creditors and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right with respect to any future breach or default or of any past breach or default not completely cured thereby. In addition to the rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Security Parties’ obligations, the Facility Agent or any of the Creditors shall have rights and remedies of a secured party under the Uniform Commercial Code.

18.9 Successors and Assigns. This Agreement and all obligations of the Security Parties hereunder shall be binding upon the successors and assigns of the Security Parties and shall, together with the rights and remedies of the Facility Agent hereunder, inure to the benefit of the Facility Agent and its respective successors and assigns.

18.10 Invalidity. If any provision of this Agreement shall at any time, for any reason, be declared invalid, void or otherwise inoperative by a court of competent jurisdiction, such declaration or decision shall not affect the validity of any other provision or provisions of this Agreement, or the validity of this Agreement as a whole and, to the fullest extent permitted by law, the other provisions hereof shall remain in full force and effect in such jurisdiction. The invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

18.11 Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart. In the event that any party hereto delivers an executed counterpart of this Agreement by facsimile or electronic transmission, such party shall also deliver an originally executed counterpart as soon as practicable, but the failure of such party to deliver an originally executed counterpart of this Agreement shall not affect the validity or effectiveness of this Agreement.

18.12 Headings. In this Agreement, Section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Agreement.

18.13 Disclosure. Each of the Security Parties irrevocably authorizes the Creditors to give, divulge and reveal from time to time information and details relating to its Accounts, any Vessel, the Facility, this Agreement, the Note, the Security Documents, the Commitments, any agreement entered into by any of the Security Parties in connection with this Agreement, the Note or the Security Documents and any other information provided by any of the Security Parties to any of the Creditors in connection with this Agreement, the Note or the Security Documents to (i) any private, public or internationally recognized authorities, (ii) the head offices, branches, affiliates and professional advisers of any of the Creditors, (iii) any other parties to this Agreement, the Note or the Security Documents and any parties to any agreement entered into by any of the Security Parties in connection therewith, (iv) any rating agencies and their professional advisers, (v) any Person with whom any of the Security Parties propose to enter (or contemplate entering) into contractual relations in relation to the Facility or the Commitments; and (vi) any other Person in connection with the funding, refinancing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation thereto, including, but not limited to, any enforcement, preservation, assignment, transfer, sale or sub-participation of any of the rights and/or obligations of any of the Creditors.

18.14 Contractual Recognition of Bail-In. Notwithstanding anything to the contrary in any Finance Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Finance Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Finance Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

18.15 CEA Eligible Contract Participant. Notwithstanding anything to the contrary in any Finance Document, no Security Party shall be deemed to guarantee, become jointly and severally obligated for or pledge assets in support of a “swap,” as defined in Section 1(a)(47) of the Commodity Exchange Act (“CEA”) of another Security Party in favor of any counterparty if at the time that swap is entered into, such Security Party is not an “eligible contract participant” as defined in Section 1(a)(18) of the CEA.

18.16 EU Blocking Lender Carve-Out. the provisions of this Agreement and the other Transaction Documents, including the representations and warranties and covenants in Section 2.1(p), 9.1(gg), 9.1(hh), 9.1(ii), or 9.2(q) and 9.2(z) shall only apply for the benefit of a Creditor insofar as the giving of and compliance with provisions do not result in a violation of or conflict with any provision of Council Regulation (EC) 2271/1996 (in conjunction with Commission Delegated Regulation EU 2018/1100) or any similar anti-boycott laws or regulation by that Creditor.

18.17 Amendment and Restatement.

(a) On the Effective Date, the Original Facility Agreement shall be amended and restated in its entirety by this Agreement, and the Original Facility Agreement shall thereafter be of no further force and effect, except to evidence (i) the incurrence by the Security Parties of the indebtedness, liabilities and obligations under the Original Facility Agreement (whether or not such indebtedness, liabilities and obligations are contingent as of the Effective Date), (ii) the representations and warranties made by the Security Parties prior to the Effective Date and (iii) any action or omission performed or required to be performed pursuant to such Original Facility Agreement prior to the Effective Date (including any failure, prior to the Effective Date, to comply with the covenants contained in such Original Facility Agreement). The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Original Facility Agreement existing prior to the Effective Date. This Agreement is not in any way intended to evidence payment of all or any portion of the obligations and liabilities existing under the Original Facility Agreement.

(b) The terms and conditions of this Agreement and the Creditors’ rights and remedies under this Agreement and the other Finance Documents shall apply to (i) all of the indebtedness, liabilities and obligations incurred hereunder and the other Finance Documents and (ii) all of the indebtedness, liabilities and obligations of the Security Parties incurred under the Original Facility Agreement and the other “Finance Documents” (as defined in the Original Facility Agreement) (the “Original Finance Documents”).

(c) Each Security Party hereby reaffirms the security interests, liens and collateral granted pursuant to the Original Finance Documents (to which it is a party) to the Collateral Agent for the benefit of the Creditors (as defined in the Original Facility Agreement), which security interests, liens and interests in collateral shall continue in full force and effect during the term of this Agreement and any renewals thereof and shall continue to secure the indebtedness, liabilities and obligations of the Security Parties incurred under the Original Facility Agreement. Each of the Security Parties hereby consents to the execution, delivery and performance of this Agreement and all of the other Finance Documents executed in connection therewith.

(d) On and after the Effective Date, (i) all references to the Original Facility Agreement in the Finance Documents (other than this Agreement) shall be deemed to refer to the Original Facility Agreement, as amended and restated hereby, (ii) all references to any Article, Section or sub-clause of the Original Facility Agreement in any Finance Document (other than this Agreement) shall be deemed to be references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Effective date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Original Facility Agreement, as amended and restated hereby.

(e) This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Finance Document, all terms and conditions of the Original Finance Documents remain in full force and effect unless otherwise specifically amended hereby or amended by any other Finance Document.

[Signature Pages Follow]

IN WITNESS whereof, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

BORROWER:

MANTENIMIENTO EXPRESS MARÍTIMO, S.A.P.I. DE C.V.

By:	/s/ Alejandro Romano
Name: Alejandro Romano
Title: Attorney-in-Fact

AGENTS:

DNB BANK ASA, NEW YORK BRANCH
as Facility Agent and Collateral Agent

By:	/s/ Megan Keating
Name: Megan Keating
Title: Attorney-in-Fact

SEACOR MARINE CAPITAL INC., as Lender

By:	/s/ Jesús Llorca
Name: Jesús Llorca
Title: Vice President/Treasurer

By:	/s/ John Gellert
Name: John Gellert
Title: President/Chief Executive Officer

Schedule 1

Part A

Lenders

SEACOR Marine Capital Inc.

12121 Wickchester Lane, Suite 500

Houston, TX 77079

Attention: Jesús Llorca

Email:

jllorca@seacormarine.com

Outstanding Principal Amount of Owed to Each Lender

SMCI
28,831,148.32

Part B

Facility Agent and Collateral Agent

DNB BANK ASA, New York Branch

30 Hudson Yards, 81st Floor

New York, New York 10001

Attention: Ms. Samantha Stone

E-mail: Samantha.stone@dnb.no

Schedule 2

Vessels

Vessel Name	Year Built	Vessel Type/DWT	IMO Number	Designated Jurisdiction	Builder/ Country
SEACOR PRIDE	2004	PSV/1,883	9283564	Mexico	VT Halter / USA
SEACOR VIKING	2012	PSV/4,666	9533696	Mexico	Fujian Mawei / China
SEACOR WARRIOR	2012	PSV/5,122	9533701	Mexico	Fujian Mawei / China
SEACOR CABRAL	2007	PSV/1,651	9498676	Mexico	Master Boat Builders / USA
SEACOR COLUMBUS	2007	PSV/1,783	9458793	Mexico	Master Boat Builders / USA
BERNIE MCCALL	2005	Fast Supply Vessel/325	9363510	Mexico	Neuville Bros / USA
DOREEN MCCALL	1999	Fast Supply Vessel/410	9214240	Mexico	Gulf Craft Inc. / USA
LINDA F	2001	Fast Supply Vessel/411	9260897	Mexico	Breaux’s Bay / USA
LISA F	2003	Fast Supply Vessel/436	9283100	Mexico	Breaux Bros / USA
SEACOR AZTECA	2015	5100 MT	9707285	Mexico	FUJIAN MAWEI SHIPBUILDING LTD/ CHINA
SEACOR MAYA	2015	5100 MT	9701528	Mexico	FUJIAN MAWEI SHIPBUILDING LTD/ CHINA
SEACOR OLMECA	2016	2252.17 MT	9801964	Mexico	MASTER BOAT BUILDERS INC. / U.S.A.
SEACOR TOLTECA	2016	2252.17 MT	9807528	Mexico	MASTER BOAT BUILDERS INC. / U.S.A.

Schedule 3

Disclosure

LIENS AND INDEBTEDNESS OF OBLIGORS AND SUBSIDIARIES

#	Document	Description	Dated signed / Validity	Amount
1.	Participation/ Profit sharing Agreement MV Caspian LLC – MexMar for MV Caspian	The partners shall share the net profit/loss of the contract of MV Caspian 50% / 50% each after the issuance of financial statements to be agreed upon annually	Jun 17, 2013 - continuing (as long as the vessel has a Pemex contract in force)	Estimated daily net profit US$ 4,360

2.	Participation/ Profit sharing Agreement MV Baltic LLC – MexMar for MV Baltic	The partners shall share the net profit/loss of the contract of MV Baltic 50% / 50% each after the issuance of financial statements to be agreed upon annually	Jan 28, 2011 – continuing (as long as the vessel has a Pemex contract in force)	Estimated daily net profit US$ 4,360

3.	Contract of issuance of performance bonds on behalf of MexMar for Pemex contracts	Issuance of performance bonds for 10% of the contract value for vessels under contract to PEP. All MexMar vessels under contract with PEP is holding a performance bond which is renewed every year.	Permanent	Various

Schedule 4

Approved Ship Brokers

Clarksons Valuations Limited

Fearnley Offshore Supply AS

IHS-Markit

Dufour, Laskay & Strouse Inc. (only permitted for appraisals of Vessels of less than 1,800 DWT)

in each case, including such subsidiary or other company in the same corporate group through which valuations are commonly issued.

Schedule 5

Repayment Schedule

Date	Opening Balance	Repayment	Closing Balance
30 September 2022	28,831,148.32	8,831,148.32	20,000,000.00
31 December 2022	20,000,000.00	5,000,000.00	15,000,000.00
31 March 2023	15,000,000.00	5,000,000.00	10,000,000.00
30 June 2023	10,000,000.00	5,000,000.00	5,000,000.00
30 September 2023	5,000,000.00	5,000,000.00	0.00